UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Luminex Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
CORPORATE GOVERNANCE
PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE AND DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES AND SOLICITATION
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2008
          Luminex Corporation (the “Company”) will hold its 2008 annual meeting of stockholders (the “Meeting”) on Thursday, May 22, 2008, at 10:00 a.m., local time, at the Hilton Austin Airport Hotel, 9515 New Airport Drive, Austin, Texas 78719. At the Meeting, stockholders will act on the following matters:
(1)	election of three members to the board of directors to serve for three-year terms as Class II Directors (designated as Proposal 1 in the accompanying proxy statement);

(2)	ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008 (designated as Proposal 2 in the accompanying proxy statement); and

(3)	such other business as may properly come before the Meeting or any adjournment or postponement thereof.
          The board of directors has fixed the close of business on April 11, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Meeting.
          Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Meeting. Our annual report to stockholders is being mailed with this notice and proxy statement, but it is not part of the proxy solicitation materials. All stockholders are cordially invited to attend the Meeting. However, stockholders are urged, whether or not they plan to attend the Meeting, to either sign, date and mail the enclosed proxy in the postage-paid envelope provided, or to vote by telephone or electronically pursuant to the instructions included with the proxy.
By Order of the Board of Directors,

David S. Reiter
Vice President, General
Counsel and Corporate Secretary
Austin, Texas
April 21, 2008

LUMINEX CORPORATION
12212 Technology Boulevard
Austin, Texas 78727
PROXY STATEMENT
For Annual Meeting of Stockholders
To Be Held May 22, 2008
          This proxy statement is being furnished to the stockholders of Luminex Corporation (the “Company,” “Luminex,” “we” or “us”) in connection with the solicitation by the board of directors of proxies for use at the 2008 annual meeting of stockholders (the “Meeting”) to be held at the time and place and for the purposes set forth in the accompanying notice, and at any and all adjournments or postponements thereof. The approximate date of the mailing of this proxy statement and the accompanying proxy card is April 21, 2008.
Voting Procedures; General Information
          Proposals 1 and 2 will be presented by management at the Meeting. With regard to Proposal 1, the form of proxy permits votes for or withholding of votes as to all nominees for director or for withholding votes for any specific nominee, and permits votes for, against, or abstention with regard to Proposal 2. If the enclosed form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the stockholder and, if specifications are not made, will be voted FOR the nominees named in this proxy statement to the Company’s board of directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008.
          If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted. If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in street name, you should contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. If your shares are held in street name and you do not issue instructions to your broker, your broker, under the rules of The NASDAQ Stock Market LLC, may vote your shares in its discretion on “routine” matters, but may not vote your shares on “non-routine” matters. The election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008 (Proposals 1 and 2) are both deemed routine matters. Therefore, your broker has discretionary authority to vote your shares on such matters absent specific instructions from you.
          It is not expected that any matter not referred to herein will be presented for action at the Meeting. If any other matters are properly brought before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the Proposals, or soliciting additional proxies in favor of the approval of any of the Proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion. Should the Meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.
          Any stockholder giving a proxy may revoke it at any time before it is voted by communicating such revocation in writing to our Corporate Secretary at the address indicated above, by executing and delivering a later-dated proxy or by voting in person at the Meeting.
Quorum; Required Votes and Recommendations
          Our only outstanding voting security is our common stock. Holders of record of common stock at the close of business on April 11, 2008, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. On the record date for the Meeting, there were 36,789,459 shares of common stock outstanding and entitled to vote at the Meeting. In deciding all matters, a holder of common stock on the record date shall be entitled to cast one vote for each share of common stock then registered in such holder’s name or otherwise beneficially owned.
          The holders of a majority of the outstanding shares of the Company’s common stock as of the record date must be present in person or be represented by proxy to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Votes withheld from any nominee for director and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum.
          Proposal 1 discussed in this Proxy Statement requires the affirmative vote of a plurality of the votes cast at the Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Meeting shall be elected as Class II directors. Proposal 2 requires the affirmative vote of the holders of a majority of the outstanding shares represented at the Meeting and entitled to vote thereon. Votes will be counted by the Company’s transfer agent or our corporate secretary. Under Delaware law, abstentions are not counted as voting “for” or “against” a particular matter. However, abstentions are included in the number of shares present or represented at the Meeting and entitled to vote, and therefore, abstentions will have the same effect as a vote cast against Proposal 2. Abstentions and withhold votes will have no effect on the outcome of Proposal 1. Additionally, if a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” Broker nonvotes are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast, as a broker nonvote is not considered “entitled to vote” on a matter. However, because the Proposals are each routine matters, there will not likely be any broker nonvotes. Accordingly, broker nonvotes will not impact the matters scheduled to be considered at the Meeting.
     The Board of Directors unanimously recommends that you vote:
•	FOR the Class II Director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008.
CORPORATE GOVERNANCE
          We believe that effective corporate governance is critical to our long-term health and ability to create value for our stockholders. Our board of directors believes that we have in place appropriate charters, policies (including a comprehensive Code of Compliance and corporate governance guidelines), procedures and controls that promote and enhance corporate governance, accountability and responsibility with respect to the Company and a culture of honesty and integrity. We will continue to monitor emerging developments and best practices in corporate governance and augment these charters, policies, procedures and controls when required or when our board determines it would benefit the Company and our stockholders. Our corporate governance policies, including our various board committee charters, can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com. Information contained on our website is not incorporated into this proxy statement by this or any other reference to our website in this proxy statement, and we do not intend the information on or linked to our website to constitute part of this proxy statement.
Director Independence
          Our board of directors consults with the Company’s counsel to ensure that the board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the The NASDAQ Stock Market LLC as in effect from time to time. To assist in the board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussion among the directors a subjective analysis of independence was reviewed. The board has determined that each of the following directors is an “independent director” consistent with the objective requirements of applicable laws and regulations, and that such persons do not otherwise have any relationship that, in the opinion of the board of directors, would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director: Robert J. Cresci; Thomas W. Erickson; Fred C. Goad, Jr.; Jay B. Johnston; Jim D. Kever; Kevin M. McNamara; J. Stark Thompson; and Gerard Vaillant. The board has not established categorical standards or guidelines to make the subjective aspect of these determinations, but considers all relevant facts and circumstances known to the board.
Director Qualifications
          The Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership; however, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:
•	be able to represent the interests of the Company and all of its stockholders and not be disposed by affiliation or interest to favor any individual, group or class of stockholders or other constituency; and

•	possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.
     The consideration of a candidate for director will include the Nominating and Corporate Governance Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics fulfill the needs of the board of directors at that time. As part of the Nominating and Corporate Governance Committee’s consideration of a candidate, the committee also believes that the candidate must:
•	be of high ethical character and share the core values of Luminex as reflected in our Code of Compliance;

•	have a reputation, both personal and professional, consistent with the image and reputation of Luminex;

•	be highly accomplished in the candidate’s field;

•	be an active or former chief executive officer of a public company or a biotechnology company or an active or former leader of another complex organization;

•	otherwise have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience; and/or

•	have the ability to exercise sound business judgment.
Process for Identifying Director Candidates
          The Nominating and Corporate Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee considers nominees proposed by the Company’s stockholders in accordance with the provisions contained in our bylaws. Pursuant to our bylaws, any stockholder may nominate a person for election to our board of directors, provided that the nomination is received by the Secretary of the Company not less than 30 days nor more than 90 days prior to the first anniversary of the preceding year’s Meeting. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission (“SEC”), including the nominee’s consent to being named as a nominee and to serving as a director, if elected. Additionally, the nominating stockholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of common stock beneficially owned by the stockholder.
Evaluation of Director Candidates
          The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with management support and seeking board input, and report such assessment to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.
          If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for board membership, the chair of the committee will advise the candidate of the committee’s preliminary interest. If the candidate expresses sufficient interest, the committee will arrange interviews of the candidate with one or more members of the committee, and request such additional information from the candidate as the committee deems appropriate. The Nominating and Corporate Governance Committee will consider the candidate’s qualifications, background, skills and abilities, and whether such characteristics fulfill the needs of the board at that time, and confer and reach a collective assessment as to the qualifications and suitability of the candidate for board membership.
          If the Nominating and Corporate Governance Committee determines that the candidate is suitable and meets the criteria for board membership, the candidate will be invited to meet with the senior management of the Company and other members of the board of directors, both to allow the candidate to obtain further information about the Company and to give management and the other directors a basis for input to the Nominating and Corporate Governance Committee regarding the candidate. On the basis of its assessment, and taking into consideration input from other board members and senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the board of directors.
Code of Compliance
          We have a Code of Compliance that applies to all of the employees, officers and directors of the Company and its subsidiaries. The purpose of our Code of Compliance is to provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Compliance; and accountability for adherence to the Code of Compliance. Our Code of Compliance also includes a formal policy regarding the approval of related party transactions, which is administered by our Audit Committee. This policy is described more fully below under “Certain Relationships and Related Transactions.” Each director, officer and employee is required to read and certify that he or she has read, understands and will comply with the Code of Compliance.
          Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The NASDAQ Stock Market LLC rules also require the Company to adopt a “code of conduct” applicable to the Company’s directors, officers and employees that meets the SEC’s definition of “code of ethics.” Our Code of Compliance meets the SEC’s definition of “code of ethics.” The Company’s employees, including our Chief Executive Officer and senior financial officers, are bound by our Code of Compliance.
          A copy of our Code of Compliance can be obtained from the Investor Relations section of our website at www.luminexcorp.com. We intend to disclose amendments to, or waivers from, the Code of Compliance (to the extent applicable to our directors, Chief Executive Officer, principal financial officer, principal accounting officer or persons performing similar functions) on our website.
Communications with Members of the Board
          Our board of directors has established procedures for the Company’s stockholders to communicate with members of the board of directors. Stockholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the board of directors or the presiding director, if any, by writing to a director, care of Corporate Secretary, Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727. Appropriate communications will be forwarded to such director(s) by the Corporate Secretary.
          Communications expressing concerns or complaints relating to accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are handled in accordance with procedures established by the Audit Committee, including, without limitation, a dedicated hot line and email address. Under those procedures, concerns having to do with accounting matters, internal disclosure controls or controls over financial reporting, or auditing matters are presented by the Company’s compliance officer to the Audit Committee for consideration and, if appropriate, corrective action.
Board Member Attendance at Annual Meeting of Stockholders
          The Company strongly encourages each member of the board of directors to attend each annual meeting of stockholders. Accordingly, we expect most, if not all, of the Company’s directors to be in attendance at the Meeting. All of our directors attended the 2007 annual meeting of stockholders.
Meetings and Committees of the Board of Directors
          The board of directors and its committees meet periodically during the year as deemed appropriate. During 2007, the board of directors met six times. No director attended fewer than 75% of all the 2007 meetings of the board of directors and its committees on which each such director served.
          The board of directors is generally responsible for establishing our broad corporate policies and reviewing and assessing our corporate objectives and strategies, and other major transactions and capital commitments. The board of directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Each of our committees, other than the Executive Committee, operates under a charter adopted by our board of directors. It is the policy of the board and each committee to periodically review its performance and the effectiveness of its charter and policies, as applicable.
          Audit Committee
          The Audit Committee, which met ten times in 2007, currently consists of Mr. McNamara, who serves as Chairman, Mr. Cresci and Mr. Thompson. The board of directors has determined that each member of the Audit Committee meets the independence requirements of the applicable rules of the The NASDAQ Stock Market LLC and the SEC and has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements. The board of directors has further determined that Mr. McNamara is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee’s primary duties and responsibilities are to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; oversee the integrity of the Company’s systems of internal controls regarding finance, accounting and legal compliance, including the oversight of the Company’s internal audit function; oversee the independence and performance of the Company’s independent registered public accounting firm; pre-approve all audit and permitted non-audit services to be performed by such firm; provide an avenue of free and open communication among the independent registered public accountants, management, internal audit and the board of directors; and to approve related party transactions. It is the function of the Audit Committee to help ensure the Company’s financial statements accurately reflect the Company’s financial position and results of operations. In addition, the Audit Committee, following its review of the audited financial statements, is charged with recommending the audited financial statements to the board of directors for inclusion in the Company’s annual reports. Additional information regarding the purpose and functions of the Audit Committee is set forth in the “Report of the Audit Committee” provided below.
          Compensation Committee
          The Compensation Committee, which met thirteen times in 2007, currently consists of Jay B. Johnston, who serves as Chairman, Mr. Goad, Mr. Kever, and Mr. Vaillant. The board of directors has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, an “outside director” for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director as defined by the applicable rules of The NASDAQ Stock Market LLC. The Compensation Committee’s function is to establish and apply our compensation policies and philosophies to assure that the executive officers, directors and other officers and key employees are compensated in a manner consistent with the compensation policies and objectives adopted by the Compensation Committee, competitive practice and the requirements of the appropriate regulatory bodies. The

Compensation Committee also administers our equity incentive plans. Additionally, the Compensation Committee is charged with recommending the “Compensation Discussion and Analysis” to the board of directors for inclusion in the Company’s proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K. Additional information regarding the functions performed by the Compensation Committee and the process undertaken by the Compensation Committee in the determination of executive compensation is included under “Executive and Director Compensation—Compensation Discussion and Analysis.”
          Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee, which met five times in 2007, currently consists of Mr. Cresci, who serves as Chairman, Mr. Thompson and Mr. Vaillant. The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the applicable rules of the The NASDAQ Stock Market LLC. The Nominating and Corporate Governance Committee provides assistance to the board of directors in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the board of directors, periodically evaluates the performance of the board of directors and its committees, and reviews and recommends corporate governance policies for the Company. In addition, the Nominating and Corporate Governance Committee recommends our various committee memberships based upon, among other considerations, a director’s available time commitment, background and/or skill set it deems appropriate to adequately perform the responsibilities of the applicable committee.
          Executive Committee
          The Executive Committee, which met four times in 2007, currently consists of Mr. Erickson, who serves as Chairman, Mr. Balthrop and Mr. Loewenbaum. The Executive Committee is authorized to act on behalf of the board of directors as a whole, to the extent delegated to the committee and otherwise permitted by law. The Executive Committee primarily meets to discuss Company performance and strategy. No formal actions on behalf of the board were taken in 2007 by the Executive Committee.
          Executive Sessions of Non-employee Directors
          Generally, an executive session of non-employee directors is held in conjunction with each regularly scheduled board meeting and other times as deemed appropriate. The executive sessions are generally led by Mr. Loewenbaum in his capacity as Chairman of the board. At least two meetings per year are also held by solely our independent directors, led by the presiding director. The presiding director is the then chair of the Nominating and Corporate Governance Committee (currently Mr. Cresci), as further described in our corporate governance guidelines.
Scientific Advisory Board
          The Scientific Advisory Board (the “Advisory Board”), which met two times in 2007, was created in 2005 to, among other responsibilities, provide strategic advice regarding the Company’s research and development efforts and to evaluate and provide new scientific and technological perspectives relating to the current and future application of the Company’s technologies. Our former director, Dr. C. Thomas Caskey, was the initial member of the Advisory Board, which now also includes Dr. Ronald Bowsher, Dr. Andrea Ferreira-Gonzalez, Dr. Thomas Joos and Dr. Gary Procop. Dr. John C. Carrano and Richard Janeczko also serve on the Advisory Board as management representatives. It is expected that each member of our Advisory Board will be qualified and experienced in the markets and/or industries in which our products are or may be utilized and, with the exception of Dr. Carrano and Mr. Janeczko, are neither employees nor directors of our Company. Additionally, the Company may invite members of our board of directors to serve on the Advisory Board in their capacity as members of our board of directors in order to help oversee and direct the Advisory Board and help communicate the Advisory Board’s conclusions and recommendations to our board of directors. The Advisory Board operates at the discretion of the board of directors.

Compensation Committee Interlocks and Insider Participation
          During 2007, the Compensation Committee of the board of directors consisted of Mr. Johnston, who served as Chairman, Mr. Goad, Mr. Kever and Mr. Vaillant, none of whom has ever been an officer or employee of the Company or its subsidiaries. No interlocking relationship existed during 2007 between any officer, member of our board of directors or the Compensation Committee and any officer, member of the board of directors or compensation committee of any other company.
PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS
          The number of directors on our board of directors is currently fixed at ten. Our certificate of incorporation divides our board of directors into three classes which serve staggered three-year terms. The terms of the Class I, Class II and Class III directors will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2010, 2008 and 2009, respectively.
          Currently, our board of directors is composed of three Class I directors (consisting of Robert J. Cresci, Thomas W. Erickson and Gerard Vaillant), three Class II directors (consisting of Fred C. Goad, Jr., Jim D. Kever and Jay B. Johnston) and four Class III directors (consisting of Patrick J. Balthrop, Sr., G. Walter Loewenbaum II, J. Stark Thompson, and Kevin M. McNamara).
          At the Meeting, the stockholders will elect three Class II directors. Each of these directors is to serve a three-year term until the 2011 annual meeting of stockholders and until a successor is elected and qualified or until the director’s earlier resignation or removal. The board of directors and its Nominating and Corporate Governance Committee, pursuant to and consistent with the nomination procedures described above under “Corporate Governance,” have nominated Messrs. Goad, Kever and Johnston for re-election as Class II directors. It is the intention of the persons named in the proxy to vote the proxies for the election of the aforementioned nominees. Proxies may not be voted for persons other than those, or for more persons than, named in the proxy. If any nominee should be unwilling or become unavailable to serve as a director for any reason, the persons named as proxies reserve full discretion to vote for such other person or persons as may be properly nominated. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.
          Certain information about the Class II nominees for the board of directors, and those directors whose terms do not expire at the Meeting, is furnished below.
Class II Director Nominees
          Fred C. Goad, Jr., age 67. Mr. Goad has served as a member of the board of directors since September 1997. Since August 2001, he has been a member in Voyent Partners, L.L.C., a private investment company. Mr. Goad served as Co-Chief Executive Officer of the transaction services division of WebMD Corporation (“WebMD”), a provider of healthcare transaction, information and technology services, from June 2000 through March 2001. From March 1999 through May 2000, Mr. Goad served as Senior Advisor to the Office of the President of the transaction services division of Quintiles Transnational Corporation (“Quintiles”). Mr. Goad served as Co-Chief Executive Officer and Chairman of Envoy Corporation (“Envoy”), a provider of electronic transaction processing services for the healthcare industry, from June 1996 until Envoy was acquired by Quintiles in March 1999. From 1985 to June 1996, Mr. Goad served as President and Chief Executive Officer of Envoy. Mr. Goad serves on the boards of directors of Performance Food Group Company, Emageon Inc. and several private companies.
          Jim D. Kever, age 55. Mr. Kever has served as a member of the board of directors since December 1996. He has been a member in Voyent Partners, L.L.C. since August 2001. Mr. Kever served as Co-Chief Executive Officer of the transaction services division of WebMD from June 2000 to March 2001. From March 1999 through May 2000, Mr. Kever served as Chief Executive Officer of the transaction services division of Quintiles. From August 1995 through March 1999, Mr. Kever was the President and Co-Chief Executive Officer of Envoy. Mr. Kever joined Envoy as Treasurer and General Counsel in October 1981. Mr. Kever serves on the boards of directors of 3D Systems Corporation, Transaction Systems Architects, Inc. and Tyson Foods, Inc. Mr. Kever received a B.S. in business and administration from the University of Arkansas in 1974 and a J.D. from the Vanderbilt University School of Law in 1977.
          Jay B. Johnston, age 65. Mr. Johnston has served as a member of the board of directors since February 2005. Mr. Johnston currently serves as Chairman of QuesTek Innovations, LLC, a privately-held company that designs and markets high tech materials. From 1975-1999, he held numerous positions at Abbott Laboratories, a global, broad-based health care company, most recently Corporate Vice President for Diagnostic Assays and Systems. He held numerous other positions with Abbott Laboratories, including President of Dainabot Co. Ltd. and Vice President Asia Pacific. Mr. Johnston has experience in general management, product development, technology management, strategic marketing and business development. He holds an M.B.A. in General Management from the Amos Tuck School of Business Administration and a B.A. degree in Public Administration from Dartmouth College.
Class I Directors (Terms Expire in 2010)
          Robert J. Cresci, age 64. Mr. Cresci has served as a member of the board of directors since December 1996. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of directors of Sepracor Inc., j2 Global Communications, Inc. and ContinuCare Corporation. Mr. Cresci received his undergraduate degree from the United States Military Academy at West Point and received his M.B.A. in Finance from the Columbia University Graduate School of Business.
          Thomas W. Erickson, age 57. Mr. Erickson has served as a member of the board of directors since May 2004. Mr. Erickson served as the company’s Interim President and Chief Executive Officer from September 2002 until our hiring of Mr. Balthrop in May 2004. He is currently Chairman of the board and Interim Chief Executive Officer of National Medical Health Card Systems, Inc., a pharmacy benefits manager, Chairman of the board of PATHCare, Inc., and is a Senior Advisor to New Mountain Capital, LLC, a private equity firm. Previously, he served as Chairman of the board of TransHealthcare, Inc., Chairman and Interim President and CEO of LifeCare Holdings, Inc., an operator of long-term acute care hospitals, and Interim President and CEO of Omega Healthcare Investors, Inc., a healthcare focused real estate investment trust. Mr. Erickson was also co-founder, President and CEO of CareSelect Group, Inc., a physician practice management company. Earlier in his career, he held several management positions at American Hospital Supply Corporation. Mr. Erickson holds a Bachelors degree from University of Iowa and an M.B.A. from Southern Methodist University.
          Gerard Vaillant, age 66. Mr. Vaillant has served as a member of the board of directors since February 2005. Mr. Vaillant held a number of positions within Johnson & Johnson, a manufacturer of health care products, from 1981 through 2004. Most recently, Mr. Vaillant served as Company Group Chairman until he retired. He also served as Chairman for Ortho-Clinical Diagnostics, Inc., Veridex LLC and Therakos, Inc., and as a member of several other operating committees within Johnson & Johnson during that period. In addition, from 1992-1995, he was the Worldwide President of LifeScan, a company dedicated to improving the quality of life for people with diabetes by developing, manufacturing and marketing a wide range of blood glucose monitoring systems and software. He currently serves on the board of directors of Sensors for Medicine and Science, Inc. and Tecan AG. He holds a Masters Degree & Superior Certificate in Biochemistry & Industrial Chemistry from Paris University of Sciences and a Degree in Marketing from Ecole Superieure de Commerce de Paris.
Class III Directors (Terms expire in 2009)
          Patrick J. Balthrop, Sr., age 51. Mr. Balthrop has served as our President and Chief Executive Officer since May 2004 and has served as a member of the board of directors and the Executive Committee since September 2004. Prior to joining us, he was employed by Fisher Scientific International Inc. where, since 2002, he served as President of Fisher Healthcare, a Fisher Scientific company that focuses on diagnostic testing needs in the healthcare industry. Prior to Fisher Scientific International, Mr. Balthrop served in a number of leadership positions for over 20 years with Abbott Laboratories, primarily in Abbott’s Diagnostics Division. Mr. Balthrop’s most recent positions at Abbott were as head of worldwide commercial diagnostics operations and as head of Abbott Vascular. His experience at Abbott and Fischer included sales, marketing, manufacturing operations, international experience, research and development and senior management. Mr. Balthrop holds an M.B.A. from the Kellogg Graduate School of Management of Northwestern University, and a B.S. in Biology from Spring Hill College.
          G. Walter Loewenbaum II, age 63. Mr. Loewenbaum has served as a member of the board of directors since May 1995 and as Chairman of the board of directors since September 2002. He served as Vice Chairman of the board of directors from April 1998 until January 2000. Mr. Loewenbaum currently serves as Chairman and Chief Executive Officer of Mumboe Corp. (f/k/a Finetooth Corp.), a provider of contract management solutions. Additionally, from July 1999 through 2003, he served as a Member of LeCorgne Loewenbaum & Co., LLC, an investment banking firm. From April 1990 until June 1999, he served as the President, Chairman and Chief Executive Officer of Loewenbaum & Company, Inc. (f/k/a Southcoast Capital), an investment banking company. Mr. Loewenbaum also has served as Chairman of the board of directors of 3D Systems Corporation since September 1999, and was previously Chairman of the board of directors of Envoy. He received a B.A. from the University of North Carolina.
          Kevin M. McNamara, age 52. Mr. McNamara has served as a member of the board of directors since May 2003. In addition, he provided financial and strategic consulting services to the Company from October 2001 through December 2002. Mr. McNamara has served as Executive Vice President, Chief Financial Officer and Treasurer of HealthSpring, Inc., a managed care company, since April 2005. Mr. McNamara also served as non-executive chairman from April 2005 through January 2006 of MedAvant Healthcare Solutions (f/k/a ProxyMed, Inc.), a provider of automated healthcare business and cost containment solutions for financial, administrative and clinical transactions in the healthcare payments marketplace, and served as Interim Chief Executive Officer of ProxyMed, Inc. from December 2004 through June 2005. Mr. McNamara previously served as Chief Financial Officer of HCCA International, Inc., a healthcare management and recruitment company from October 2002 to April 2005. Mr. McNamara serves on the board of directors of Tyson Foods, Inc. Mr. McNamara is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from Virginia Commonwealth University and a M.B.A. from the University of Richmond.
          J. Stark Thompson, age 66. Mr. Thompson has served as a member of the board of directors since June 2005. Mr. Thompson has served as Non-Executive Chairman of the board of directors of Ore Pharmaceuticals Inc. (f/k/a Gene Logic, Inc.) since November 2004 and as a director since February 2002. Mr. Thompson is the sole proprietor of Black Horse Yachts, LLC, a manufacturer of semi-custom yachts. Mr. Thompson most recently served as President, Chief Executive Officer and Director of Life Technologies, Inc., a developer, manufacturer and supplier of products and services for life science researchers and biotechnology companies, from 1988 until his retirement in 2000. He previously held a number of research, sales, product development, operations and other positions over a 21 year career with the E. I. du Pont de Nemours and Company. He serves on the board of various private and civic organizations. Mr. Thompson has a Bachelor of Science degree from Muskingum College and a Masters of Science and Ph.D. in Physiological Chemistry from the Ohio State University.
Required Vote; Recommendation of the Board
          Election of Class II directors will be determined by a plurality of the votes cast at the Meeting.
          The board of directors unanimously recommends that stockholders vote FOR the election of its nominees for Class II directors.
PROPOSAL 2 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and to perform other accounting services, if appropriate, for the year ending December 31, 2008. Such appointment will be presented to the stockholders for ratification at the Meeting. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
          Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants is not required by the Company’s bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
          Fees paid to Ernst & Young LLP for services provided during the years ended December 31, 2007 and 2006 are presented below.
          Audit Fees. The aggregate audit fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings totaled $565,500 for 2007 and $323,500 for 2006.
          Audit-Related Fees. There were no other fees billed to us by Ernst & Young LLP for assurance and related services with regard to the performance of the audit or review of the Company’s consolidated financial statements, and for the review of the Company’s internal controls over financial reporting and not described above under “Audit Fees,” for 2007 and 2006.
          Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax return preparation were none in 2007 and $10,000 in 2006.
          All Other Fees. There were no fees billed by Ernst & Young LLP for products or services other than those described above for 2007 and 2006.
          The Restated Audit Committee Charter, among other things, requires the Audit Committee to pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. The Audit Committee has adopted a pre-approval policy in order to ensure that the performance of audit and non-audit services by the independent auditor does not impair the auditor’s independence. The policy provides for the general pre-approval of specific types of services, gives guidance to management as to the specific type of services that are eligible for pre-approval and provides cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Requests or applications to provide services that require separate approval by the Audit Committee are submitted by the Company’s chief financial officer to the Audit Committee and must include a statement as to whether, in the chief financial officer’s view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
          All audit related services, tax services and other services provided in 2007 and 2006 were pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.
Required Vote; Recommendation of the Board
          Approval of this proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.
          The board of directors unanimously recommends that stockholders vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE
          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
To the Stockholders of Luminex Corporation:
          The board of directors maintains an Audit Committee comprised of three independent directors. The board of directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The NASDAQ Stock Market LLC that govern audit committee composition, including the requirement that audit committee members meet the heightened independence requirements as contemplated by the applicable rules of the The NASDAQ Stock Market LLC. The Audit Committee operates under a written charter, which was adopted by the board of directors (as amended to date, the “Restated Audit Committee Charter”). A copy of the Restated Audit Committee Charter may be viewed on the Investor Relations section of our website at www.luminexcorp.com.
          Pursuant to the Restated Audit Committee Charter, the Audit Committee oversees the financial reporting process on behalf of the entire board of directors. The Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accountants. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Our independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles and auditing the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management and the independent registered public accountants the audited and interim financial statements included in our reports filed with the SEC in advance of the filings of such reports.
          The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accountants. Furthermore, the Audit Committee has reviewed and discussed with the independent registered public accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received from the independent registered public accountants the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management.
          The Audit Committee discussed with the independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.
          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.
SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Kevin M. McNamara (Chairman)
Robert J. Cresci
J. Stark Thompson

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion And Analysis
          Overview of Compensation Process. The Compensation Committee of the board of directors (the “Committee”) is responsible for establishing the compensation programs for the Company’s Chief Executive Officer (the “CEO”) and the remaining executive officers. In addition, the Committee reviews and makes recommendations to the full board regarding non-employee director compensation. The Committee administers the Company’s 2006 Equity Incentive Plan (the “Equity Plan”) under which option and restricted share grants, restricted share units and other incentive awards may be made to key employees, directors and consultants, together with the Luminex Corporation 2006 Management Stock Purchase Plan (the “MSPP”). Additional information regarding the functions performed by the Committee is included above under “Corporate Governance—Meetings and Committees of the Board of Directors—Compensation Committee.”
          At least annually, the Committee reviews executive compensation and the Company’s compensation policies and costs in an attempt to ensure that our compensation programs are consistent with our compensation philosophy and promote the objectives of our organization and stockholder interests. The Committee reviews “tally” sheets quantifying every aspect, current or contingent, of executive compensation, together with additional compensation summaries and analyses prepared by management and the Committee’s compensation consultants, as part of its annual compensation review. The information provided by these tally sheets and other summaries is used by the Committee primarily to confirm that executives are compensated, as a whole, in a manner generally consistent with the design and objectives of our compensation programs. The Committee also utilizes this information to understand internal pay equity and external market positioning among the Company’s executives. While this information is instructive and may influence decisions, including as to compensation “mix” for a given executive, it is only one of numerous factors considered by the Committee consistent with our flexible compensation philosophy described below. For example, if this information indicates a significant internal pay equity issue within an executive pay grade (whether direct compensation or indirect benefits, such as severance arrangements), the Committee may consult with our CEO to understand this disparity and determine whether adjustments are appropriate or practicable.
          The Committee intends to seek the advice and analyses of compensation consultants as and when it deems appropriate. The Committee engaged Hewitt Associates, LLC (“Hewitt”) as its compensation consultant for both 2007 and 2008. The Committee will periodically examine our “peer group” and collect peer group compensation data, based to the extent possible upon positions of comparable scope and complexity, in order to assess our executive compensation in relation to our general compensation benchmarks. In 2007 and 2008, Hewitt prepared peer compensation studies to assist the Committee in this analysis, which focused on the core direct elements of our executive compensation program.
          Finally, given the CEO’s insight into internal pay equity issues as well as executive performance, skill sets, potential and past and projected responsibilities, the views and recommendations of the CEO are solicited by the Committee with respect to executive compensation. The CEO’s recommendations are generally given significant weight. The Committee will also solicit the views of other board members with particular insight into relevant matters, who may, upon request, attend Committee meetings in an observer capacity. However, the Committee makes all final decisions regarding executive compensation. The CEO is excused from meetings prior to the Committee’s approval of his compensation and discussion of his performance in relation to his compensation decisions. The Committee does not delegate the authority to make equity or other compensatory awards to our executive officers.
          Compensation Objectives. The Committee has established the following primary objectives in designing and reviewing compensation for our CEO and other named executive officers:
•	Attract, reward and retain skilled executives in a competitive recruiting environment;

•	Provide annual incentives for executives to achieve designated quantitative and qualitative measures of performance;

•	Reward corporate growth and encourage measured risk-taking in support of our corporate objectives; and

•	Align the long-term financial interests of our executives with those of our stockholders by creating incentives that deliver value based on long-term performance and stock price appreciation.

          We believe these objectives reflect our strong desire to specify and reward executive behavior that is aligned with stockholder interests, effective corporate governance and the successful execution of the Company’s business plan and strategies.
          Compensation Philosophy. Our compensation programs and objectives are designed around four core philosophies:
          1. Each element of compensation should support our compensation objectives. The Committee believes that each element of our compensation program should be designed to simultaneously fulfill one or more of our “compensation objectives” described above.
          2. Our compensation programs should create a management culture that is performance-driven and has a vested interest in increasing stockholder value and the successful execution of our corporate goals and strategies. Accordingly, our philosophy emphasizes performance-based incentives for our executive officers, in part by having substantial portion of each officer’s cash compensation contingent upon the successful financial, operating and strategic performance of the Company, as well as upon the successful execution of an executive’s individual goals or directives. Equity incentives that vest over several years will also play a prominent role in our program.
          3. Our compensation decisions should support the Company’s anticipated growth and executive development. The Committee anticipates the Company will have significant future growth, in terms of both revenue and the expansion and complexity of our operations. Therefore, our compensation policies must primarily be designed to attract and retain the required talent to support our anticipated growth. Simultaneously, our policies should foster and reward the growth and development, in terms of competency, responsibilities and leadership, of our executive team.
          4. Our compensation decisions should be flexible to reflect the unique attributes of the Company and each executive. The Committee’s compensation philosophy for an executive officer allows for flexibility in assessing an overall analysis of the executive’s performance for the prior year, projected role and responsibilities, required impact on execution of Company strategy, external pay practices and competitive market conditions, total cash compensation and relative equity positioning internally, recommendations from our CEO and any compensation consultants it may engage, and other factors the Committee deems appropriate. Our philosophy also considers an officer’s prior experience and professional status, employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. The weighting of these and other relevant factors is determined on a case by case basis for each executive in the context of the relevant facts and circumstances. Accordingly, we do not believe in a “one size fits all” compensation policy. The Committee believes this flexibility is important in order to make individual compensation decisions that appropriately reflect the unique attributes of our Company, particularly our stage of development, evolving business plan and diverse operational focus (including research, medical device, diagnostic and administrative focuses), and the unique contributions and qualifications of each executive. We believe our ability to offer fair and competitive compensation packages, appropriately reflecting an individual’s status within the Company and his or her unique characteristics, contributions and responsibilities, is essential in increasing executive satisfaction and decreasing the distraction that may result from a management team that perceives itself as undercompensated versus its peers, internally or externally. We believe that this approach will result in a more productive management team, focused on achieving or exceeding our business objectives, which should help create value for our stockholders.
          Program Design
          What are the primary compensation elements? The Committee has designed our executives’ compensation packages around three primary elements:
•	base salary;

•	annual variable performance awards payable in cash (with the individual executive having the right to take such awards in restricted stock pursuant to the MSPP); and

•	long-term stock-based incentive awards.

          How do we use “benchmarks”? While we do not support rigid adherence to compensatory formulas, there are general pay positioning policies, or benchmarks, we refer to which have been derived, in part, based on the market-based recommendations from Hewitt. Our benchmark for base salary is to be generally competitive with market pay levels, usually defined as the median (50th percentile) salary levels in an appropriate peer group based, to the extent possible, upon comparable positions. The Committee’s desire is to provide total short-term cash opportunities near the peer group median (50th percentile) for meeting targeted annual goals, but allow for upside for meeting or exceeding performance goals approved by the Committee. The Committee also targets total potential compensation opportunities (including equity awards) with an “upside” approximating the 75th percentile of our peer group, provided the Company and the executive deliver superior performance.
          We chose the base salary benchmark primarily to target a market competitive base salary as the norm. Our benchmarks for short-term cash bonus opportunities and long-term stock based awards reflects our desire that “target” performance results in a median, market competitive cash incentive similar to our base salary objective, but, consistent with our goal of driving the achievement of business and financial objectives that help create stockholder value and share price appreciation, rewards above-average performance with above-average cash compensation. These benchmarks also reflect that we compete with larger companies for executive talent that may offer base and total target compensation opportunities above the market median.
          To help assess whether our executives are being compensated competitively, and how they are compensated in relation to our pay positioning policies, the Committee collects compensation data from our peer group. However, these survey results will be used by the Committee solely as a baseline reference, in part due to the fact that the survey data does not provide full insight as to actual performance, responsibilities, tenure, prior experience and other relevant information needed to accurately assess position comparability and the competitiveness of our compensation packages. This is particularly relevant for our Company given that our peer group (as described below) consists of many companies which are larger and more complex in their scope and operations and, accordingly, executive responsibilities. Not all of our executives have significant experience in such larger and more complex organizations. Additionally, many of our current executives have been hired over the past three years and their compensation was substantially based on the competitive market conditions at their time of hire, subject only to increase at the Committee’s discretion pursuant to our employment agreements with respect to the cash-based components. Accordingly, certain executives may be compensated below or above the Committee’s benchmarks based on various factors consistent with our flexible compensation philosophy. Our process and rationale for determining our peer group are described below under “Executive Compensation for 2007.”
          Do we have a target compensation “mix”? We have also derived, with the assistance of Hewitt, general guidelines with respect to compensation allocation or “mix.” We generally believe 55% to 75% of an executive’s total compensation opportunity, typically increasing with level of responsibility, should be performance and equity based, with the equity component approximating 50% of target total compensation opportunities at the CEO level, and ranging from approximately 30% to 50% for the other named executive officers. We believe emphasis on equity focuses our executives on long-term performance and value creation. Additionally, we generally believe 15% to 30% of an executive’s total compensation opportunities, typically increasing with level of responsibility, should be allocated to short-term performance bonus opportunities. This reflects our desire to reward and encourage the achievement of short-term business objectives and performance which should also benefit our stockholders. However, as with our use of benchmarks (and for similar reasons), our targeted compensation “mix” thresholds are only intended to be reference points.
          How does our compensation design support our compensation objectives and philosophies?
          •    Base Salary. The primary goal for base salary is to be market competitive and to compensate an executive’s short-term contributions, as well as to provide current financial stability. The minimum base compensation for our executive officers has historically been established by the terms of employment agreements between the Company and the executives negotiated at the time of hire. The Committee’s goal when reviewing salary adjustments on an annual basis is to initially target base salaries at or near our benchmark and then adjust this target based on other relevant considerations.

          •   Short-Term Performance Bonus Opportunity.  The Committee believes that a significant portion of an executive’s total cash compensation should be linked to Company operating performance and individual contributions to our strategic and growth objectives. Accordingly, our cash-based bonus opportunities will generally be targeted as a percentage of base salary based on specific financial and personal performance goals that we believe promote our corporate strategies and stockholder interests. Our bonus programs are designed to focus our executives on organizational priorities and performance, including accomplishing organizational strategies and financial goals. Though our benchmark is market median, the minimum target bonus opportunities are generally as set forth in the executive’s employment agreement, subject to increase at the Committee’s discretion as part of the annual review process based on all relevant considerations. The potential payouts under the bonus plans are currently based on a sliding scale designed to maximize the payout for superior performance, with a reduced payout for below “target” performance and no payout for performance below a minimum level. Accordingly, significant underachievement is not rewarded in the design of our plan, which promotes our goal of executive accountability with respect to their role in the collective success of our organization. To strengthen the alignment of economic interests with our stockholders, we also provide our executives the ability to receive discounted restricted stock through the MSPP in lieu of a specified portion of their bonus earned each year as further described below.
          The performance goals are determined near the beginning of each fiscal year. These goals can be adjusted during the year for extraordinary intervening events (such as a material acquisition), subject to certain limitations. Our CEO typically recommends performance goals to the Committee, which are then reviewed and approved or modified in the Committee’s sole discretion. We do not intend to publicly disclose the specific performance goals for the current year, 2008, as they reflect competitive, sensitive information (including confidential information regarding our product pipeline and operational strategies), and we do not believe such information is relevant in understanding 2007 executive compensation. However, we intend to approve “target” performance goals that are both attainable and practical based on a realistic estimate of our financial and strategic performance for the coming year. It is also our general goal to maintain consistency from year to year in the level of difficulty in achieving the various financial performance thresholds and strategic objectives. However, as the many variables that ultimately determine our performance outcomes are subject to numerous risks and uncertainties, actual performance, and corresponding payouts under our bonus plans, may be subject to a wide range of outcomes. By way of historical context, in 2004 and 2005, our named executive officers (excluding our CEO) achieved payouts under the bonus plan at about 100% of target overall, with applicable Company goals generally overachieved, offset by failure to fully achieve 100% of the applicable individual goals. The payouts ranged from 95% to 125% for 2006, and from approximately 95% to 100% in 2007.
          We believe it is important to incorporate individual goals into our performance incentive program because financial performance on the Company level is not necessarily indicative of the total value an executive may contribute to the Company. Accordingly, individual goals based on an executive’s specific responsibilities are weighted 50% of the total target bonus opportunity, though not subject to an overachievement payout (except for the CEO). While certain individual goals can be measured objectively, others, such as leadership and teamwork, involve subjective assessment that will ultimately be left to the Committee, based primarily on recommendations of our CEO. Additionally, where an executive’s primary responsibility may be in a particular business unit or function (for example, marketing, R&D, Luminex Bioscience Group or Luminex Molecular Diagnostics), the performance goals may be more heavily weighted towards specific financial or other achievements in that unit or function. In the case of strategic and other tangible non-financial goals, such as product milestones or FDA clearances for new products, we attempt to target individual goals with respect to which the executive can directly influence the successful execution.
          Additionally, the Committee has the authority to grant additional, discretionary bonuses. The Committee may also exercise its discretion to adjust payouts downward or otherwise adjust the performance targets if deemed appropriate. This discretion is provided, in part, to allow the Committee to fully assess the impact of significant intervening events (such as an acquisition or material revisions of our business plan), and our performance relative to any related financial plan revisions and/or revised management directives. While we do not presently have any formal policies or practices that provide for the recovery or adjustment of amounts previously paid to a named executive officer in the event the operating results on which the payment was based were restated or otherwise adjusted, in such event we would reserve the right to seek all appropriate remedies available under the law.
          •   Long-Term Stock-Based Incentive Compensation. We believe that stock-based compensation helps to create a culture that encourages our executives to think and act as stockholders. We believe long-term equity incentives also hold executives accountable for decisions that may have a long-term impact and thus focus executives on the implications of their decisions over an extended time frame. At the same time, these awards allow our executives to share in the Company’s long-term success when their efforts were a substantial factor in that value creation. Finally, we believe equity incentives are necessary to be competitive in our recruitment and retention efforts.
          Historically, the Committee utilized stock options as long-term incentives; however, in 2005 and 2006, all long-term equity awards were in the form of restricted shares, primarily to allow us to use fewer shares than pursuant to traditional option grants. In 2007, the Committee, with the assistance of Hewitt, analyzed our utilization of restricted shares as the sole equity award vehicle and determined to utilize a combination of restricted shares and stock options. This modification was made primarily to be more competitive with the practices of our peer group who generally rely on stock options as a significant component of equity compensation. In conjunction with the 2007 equity awards, the Committee determined the desired value to be delivered to an executive pursuant to the equity component of his or her total compensation opportunity, and allocated 75% of that value to restricted shares and 25% to stock options. We believe our use of restricted shares, in addition to limiting dilution, serves our compensation objectives of retention and alignment interests with our stockholders given the five year vesting. Additionally, providing a substantial portion of the equity award as “full value” restricted shares will add to the perceived value, as a whole, of the annual equity award, given the volatility of our stock and our stage of development can create uncertainty of value with respect to stock options. At the same time, having 25% of the annual equity award in the form of options makes a material portion of the value of each annual award linked solely to share price appreciation to help ensure our executives are appropriately motivated and focused on delivering long-term stockholder value. The use of stock options also contributes to the competitiveness of our compensation packages and promotes entrepreneurial decision making. The Committee believes its policy to utilize a “portfolio approach,” or a combination of restricted shares and options, provides it the flexibility to set what it believes to be optimal combinations of retention- and performance-focused equity incentives based on, among other factors, the dilutive effect of our equity program, the Company’s stage of development and size and the competitive practices of our peers.
          The Committee makes annual equity awards based on a target dollar amount. While this results in an uncertain share usage, it results in a predictable expense for the Company and allows the Committee to tailor the value of the awards more precisely to reflect its compensation philosophies, objectives and design. The Committee determines the target dollar amount for stock-based awards to the executive officers on a discretionary basis and takes into account, among other factors, the recommendations of the CEO and any compensation consultants the Committee may engage, together with our compensation benchmarks, prior equity grants and current equity holdings, and seniority and internal pay equity considerations.
          The actual number of restricted shares granted are generally determined by dividing the dollar amount allocated to the restricted share component by the fair market value of the shares on the date of grant. For 2007, the Committee did not apply a discount to the value of these shares to reflect the forfeiture restrictions associated with service-based vesting. The number of shares subject to options granted are generally determined by dividing the dollar amount allocated to the option component by the value of an option share with reference to the fair market value of the shares on the date of grant calculated pursuant to a modified Black-Scholes model specific to the Company. For 2007, this calculation resulted in a option share value of approximately 50% of the fair market value of our common stock on the grant date. The Committee may also utilize restricted share units, settled in stock upon vesting, in lieu of restricted shares where deemed appropriate in certain circumstances. For example, the Company utilizes restricted share units for its Canadian employees for individual tax reasons.
          The restricted shares currently are generally subject to time vesting over five years in equal annual increments on the anniversary date of such grants, while 2007 stock option grants vest over three years in equal annual increments. Except with respect to Mr. Balthrop (as described below), we have not utilized performance-based vesting restrictions with respect to equity awards, though the Committee periodically assesses the merits of performance-based vesting. We believe, however, that time-based equity awards appropriately align the interests of our executives with those of our stockholders. Time-based vesting of restricted shares and stock options provide economic benefit only to the extent the employee maintains a long-term business relationship with and commitment to the Company. Additionally, stock price appreciation is required in order to realize value from stock options, and is required to create significant additional value with respect to restricted shares.

          Our employment agreements with our named executive officers provide for acceleration of vesting, or lapse of restrictions, in connection with a change in control. We believe this is appropriate in order to avoid being at a competitive disadvantage in our recruiting and retention efforts, as employees often consider equity upside opportunities in a change in control transaction a critical element of compensation. Additionally, accelerated vesting provisions provide security that equity related consideration will be earned in the event the Company is sold or the subject of a “hostile” takeover. The absence of such an agreement could impact an employee’s willingness to work through a merger transaction which could be beneficial to our stockholders. The outstanding restricted shares and stock options of our named executive officers also vest in full upon their death or disability. We were also advised by Hewitt that this is not an uncommon practice among our peer group.
          Except with respect to new hires or promotions, we generally make annual equity compensation awards each year in the first quarter and no earlier than the meeting in which we approve the prior year’s annual performance bonuses. This allows us to assess the prior year’s total compensation and performance when considering current year grants. Based on a review in 2007 of the Company’s historical equity grants at the request of the Audit Committee, the Company’s internal auditors reported that they did not find any material accounting or timing issues associated with such grants. It is the Company’s current policy that annual grants to existing employees shall be effective on the later of: i) the first trading day of the month that immediately follows the month in which grants are approved; or ii) the first trading day following the end of the blackout period, if one is in effect on the first trading day of the month that immediately follows the month in which grants are approved. In the event of a “new hire,” “promotional” or other ad hoc equity award, that equity award shall not be approved except at a meeting of the Committee and it shall be effective on the first trading day of the month that immediately follows the month in which the start date, promotion or other event triggering an ad hoc award occurs. The per share exercise price of an option award shall be the closing price of the Company’s common stock on the NASDAQ Global Market on the applicable effective date as specified above. This policy applies to awards to all employees, not just our executive officers. The Committee may make an exception to the general policies above when it determines an exception is in the best interest of the Company based on the recommendation of our CEO. In the event of an exception to these policies, the Committee will seek to avoid making grants when senior management is in possession of favorable material non-public information, to the extent practicable, and will, in any event, consider the potential impact of such non-public information on our share price when determining the amount of the grant, including whether to adjust the number of shares and/or shares subject to an option grant in the event we believe the subsequent announcement of such material non-public information or financial earnings would positively impact our stock price to avoid the appearance of “spring-loading” or a windfall at the Company’s expense.
          Executive Compensation for 2007. Our “named executive officers” for 2007 consisted of Patrick J. Balthrop, our CEO and President; Jeremy Bridge-Cook, our Vice President, Luminex Molecular Diagnostics; Harriss T. Currie, our Vice President, Finance, Chief Financial Officer and Treasurer; Gregory J. Gosch, our Vice President, Luminex Bioscience Group; and David S. Reiter, our Vice President, General Counsel and Corporate Secretary.
          For 2007, the Committee engaged Hewitt to assist it in reviewing our existing executive compensation strategies and policies. Hewitt was selected, in part, because of its national recognition as a compensation consulting firm. For purposes of Hewitt’s compensation survey, peer companies were selected, with the concurrence of the Committee, from within the biotechnology (including research, medical device and diagnostic) industries and a group of larger companies targeted by the Committee and our CEO that were believed to be relevant peers, based in part on past and expected recruitment and retention patterns. The Company peers were selected primarily based on market capitalization and/or revenue (within a range of approximately one-half to double the Company’s market capitalization and/or revenue), as well as similar organizational and operational complexity and stage of development where practicable. The goal of the peer group selection was to find an appropriate peer group where the Company was at the 25% percentile according to market capitalization, reflecting our view of our growth expectations and the likely companies who we do and will compete with for executive talent. The study focused primarily on public companies due to the lack of reliable data with respect to potentially similar private companies.

The following peer companies were included in the analysis:

Adeza Biomedical Corp	Foxhollow Technologies, Inc.	Nabi Biopharmaceuticals
Affymetrix, Inc.	Gen Probe, Inc.	Nanogen, Inc.
Albany Molecular Research, Inc.	Idenix Pharmaceuticals, Inc.	Neurocrine Biosciences, Inc.
American Oriental Bioengineering, Inc.	Illumina Inc.	Parexel International Corp
Array Biophama, Inc.	Immucor Inc.	Pharmanet Development Group, Inc.
Biosite, Inc.	Indevus Pharmaceuticals, Inc.	Pra International
Cepheid	Kendle International, Inc.	Quidel Corp
Cogent, Inc.	L-1 Identity Solutions, Inc.	Regeneron Pharmaceuticals, Inc.
Cytyc Corp	Lexicon Genetics, Inc.	Savient Pharmaceuticals, Inc.
Digene Corp	Lifecell Corp	Sumodics, Inc.
Diversa Corp	Medarex, Inc.	Symyx Technologies, Inc.
Enzo Biochem Inc.	Medicines Co.	Zymogenetics, Inc.
Exelixis, Inc.	Myriad Genetics Inc.
The size of the peer group (38 companies) is also reflective of the diverse nature of our industries and the lack of direct comparability within a more limited group. The analysis reviewed the most recent publicly available proxy statement data of the peer companies. A proprietary Hewitt executive compensation database was also utilized to “validate” and supplement peer group data, though significantly more weight was given to the proxy data. Specific executive position matches within the peer group were based, to the extent practicable, on the degree of compatibility of the position’s roles and responsibilities. Certain executive officers were consulted in order to establish appropriate position comparables and to ensure Hewitt understands our business strategy and objectives. The survey results were presented on a comparative basis to our then current compensation, on both an actual basis from the proxy tables (i.e., actual medians and percentiles) and based on a regression analysis (i.e., using Luminex’s market capitalization at the time of the study to reflect company size) that attempted to normalize the results by adjusting for significant differences in the size of our peers and/or the scope of the position comparables. Hewitt was also requested in 2007 to review our outside director compensation policies and to make recommendations regarding compensation policies for our “top 30” officers and eventually across our employee-base, including the development of sustainable and appropriate future job development and market pricing strategies.
          The Committee considered the information from Hewitt’s peer compensation analysis, together with tally sheets and summary compensation tables prepared by management. The Committee assessed this information relative to the policies and objectives described above and the recommendations of our CEO and made the following determinations regarding 2007 named executive officer compensation, as further detailed under the “Summary Compensation Table” below.
          Base Salary. The results of the market analysis performed by Hewitt revealed that base salaries of our named executive officers (other than our CEO) were generally below our benchmark for our peer group. However, the study indicated that base salary together with cash bonus opportunities were in the aggregate within a reasonable range, plus or minus, of our benchmark. The Committee also considered that these base salary levels were generally appropriately reflective of the “market value” of the positions given their responsibilities compared to many of the larger, more complex companies in our peer group. Primarily on this basis, and upon the recommendation of our CEO, named executive officer base salaries (excluding our CEO and Dr. Bridge-Cook who was hired in March 2007 upon the consummation of the Tm Bioscience acquisition) modestly increased in 2007, ranging from increases of approximately 2.5% to 8%, primarily to account for inflation adjustments. Certain adjustments, however, were recommended by the CEO to be more significant to adjust for internal pay level considerations and exceptional 2006 performance reviews.
          With respect to our CEO, the market survey indicated that Mr. Balthrop’s base salary was also below our benchmark (median). Mr. Balthrop’s salary was increased 8% to $432,000 per annum, primarily as a result of the Committee’s view that we needed to increase his salary closer to the market median in light of the Committee’s assessment of Mr. Balthrop’s superior performance in 2006, as well as his overall value to the Company and the perceived retention effect of this adjustment.
          Performance-based Cash Awards. Hewitt’s market analysis indicated that performance bonus opportunities for our named executive officers (other than our CEO) were typically above the market median. However, in light of the below median salaries, the Committee determined that the bonus opportunities were not excessive when viewing total cash compensation as a whole. Our CEO also indicated his view that the current bonus opportunities were appropriate from an internal pay positioning standpoint. Primarily on this basis, and upon the recommendation of our CEO and the requirements of the applicable employment contracts, named executive officer target bonus amounts, expressed as a percentage of base salary, did not increase for 2007, except for Mr. Gosch whose target bonus was increased from 40% to 50% primarily based on the Committee’s desire for internal bonus target equity among the senior executives. The target bonus for the other named executive officers (other than our CEO, but including Dr. Bridge-Cook) was 50% of each executive’s base salary, primarily reflecting seniority, tenure and the terms of the applicable employment agreements. Dr. Bridge-Cook’s bonus opportunity was not pro-rated for 2007 (as result of the fact he did not receive a bonus from Tm Bioscience for the initial two months of 2007) and he also received a sign-on bonus of $100,000.
          While the market survey indicated Mr. Balthrop’s target cash bonus amount was above the market median, the Committee did not adjust Mr. Balthrop’s target bonus amount in 2007, expressed as a percentage of base salary, in part given the Committee’s view that his experience, standing, his peers and past and potential contributions to the Company merited total cash compensation above the market median. The Committee also considered the fact that his base salary, even as adjusted, and his adjusted equity component (described below), were both below the market median. Mr. Balthrop’s target bonus amount is also required to be at least 100% of base salary pursuant to the terms of his employment agreement.
          Bonus Plan for Named Executive Officers Other than CEO
          As described above, with respect to annual cash performance bonuses for the named executive officers (other than the CEO), the Committee approved 2007 performance award opportunities based upon achievement of Company performance goals (“Company Goals”) as well as personal business objectives (“Individual Goals”).
          For 2007, for named executive officers (other than the CEO), the total target awards under the performance-based cash bonus plan were weighted 50% for the achievement of Company Goals and 50% for the achievement of Individual Goals. The weighting of specific components of the Company Goals and Individual Goals varied for each executive taking into account, among other factors, responsibilities, seniority and other strategic initiatives in which an executive may be involved. The Company Goals were subject to an over/underachievement scale with possible payouts of 0% to 200% of the potential bonus for Company Goals based on financial results in relation to the applicable performance targets. Individual Goals were not subject to an over/underachievement scale. Accordingly, total awards could range from zero to a maximum of 150% of the target bonus.
          The Company Goals were generally based on the following financial metrics: total revenue ($72.5 million), combined consumables and royalty revenue ($32.0 million), gross margin (63%) and net income ($10.0 million, net of stock compensation expense), in each case excluding Tm Bioscience which was acquired by the Company effective March 1, 2007. Dr. Bridge-Cook as also had a Tm Bioscience net sales goal ($14.96 million) weighted 20% of the total Company Goals for his bonus opportunity. The target performance goals were primarily determined by reference to our business plan, thus requiring aggregate overachievement in order to receive payouts in excess of 100% of the target portion of the bonus related to Company Goals. The Individual Goals varied by executive and were based on specified management initiatives and projects for 2007 and leadership and team contributions, with each objective given a specified weight (typically 30-35% (out of the total target award opportunity) for projects, and 15-20% for leadership and team contributions). The project goals were graded 100% for on time completion, 75% for completed late, 50% for partially complete and 0% for failure to produce even partial completion, in each case in the subjective judgment of the Committee based, in part, upon the recommendation of the CEO.
          At a Committee meeting in January 2008, our CEO reviewed in detail both the Company’s financial and operating performance relative to the Company Goals for 2007, as well as the performance of the individual named executive officers relative to the applicable Individual Goals. It was determined that the Company Goals were generally achieved above “target” level (considering the goals collectively, in the aggregate), and that the Individual Goals were generally met in accordance with the bonus plan. However, Mr. Balthrop indicated that while not technically part of the bonus plan, certain of the Company financial targets set forth in its revised consolidated financial plan (established following the Tm Bioscience acquisition and the adoption of the 2007 bonus plans) were not achieved. Mr. Balthrop explained that despite the Company’s failure to meet the revised consolidated financial plan for 2007, management nonetheless successfully executed certain operational and management directives that were modified as a result of the acquisition and integration of Tm Bioscience, subsequent to the establishment of the 2007 bonus objectives. Mr. Balthrop also indicated that the achievements of certain goals within the revised financial plan were impacted by events beyond management’s immediate control and management should, therefore, not be penalized for the financial impact of such events. Finally, Mr. Balthrop stated the Company also achieved better than expected expense savings for 2007, as well as better than expected results with respect to the Tm Bioscience integration process. Thus, when considering the whole picture of executives’ performance, including relative to the Company’s revised consolidated financial plan and the Tm Bioscience integration process, Mr. Balthrop recommended that the named executive officers should be rewarded accordingly and receive credit for the Company Goals at or about “target” level across the board, with no “overachievement” credit. After further analysis, the Committee determined that Mr. Balthrop’s recommendations were consistent with the Committee compensation philosophy and objectives, in particular only granting superior payouts for performance exceeding expectations. Accordingly, for 2007 each of our named executive officers (other than our CEO) was generally paid out at approximately “target” levels under the bonus plans, ranging from approximately 95% to 100% of the target amounts reflecting a slight offset for some officers relating to underachievement of one or more Individual Goals.
          Bonus Plan for CEO
          For 2007, the CEO performance-based cash bonus plan was based upon achievement of certain financial targets, including the same total revenue, gross margin and net income targets provided in the plan for our other named executive officers, revenue of $13.48 million and net loss not to exceed ($5.64) million, targets for Tm Bioscience (now known as Luminex Molecular Diagnostics) for the 10 month period ended December 31, 2007, as well as business objectives relating to R&D, Luminex Bioscience Group and leadership/strategy, in each case as recommended by the CEO and confirmed by the Committee. The business objectives were based on specified management initiatives, with each objective given a specific weight. The total target awards under the CEO plan were weighted approximately 65% for the achievement of the Company performance goals and approximately 35% for the achievement of Mr. Balthrop’s business objectives. These target performance goals and objectives were primarily determined with reference to our business plan and strategic goals and initiatives.
          Our CEO bonus plan had historically not been subject to an enhanced “overachievement” payout. For 2007, Mr. Balthrop’s bonus plan was modified to include an overachievement feature relating to certain of his plan objectives, including individual performance goals relating to leadership. This decision was primarily to more closely align his bonus structure with those of the other named executive officers, and to support our objective of encouraging executive performance that exceeds “target” goals. The Company performance goals were subject to an overachievement scale, with up to 125% of the points allocated to each target payable to the extent the overachievement targets were met. The individual objectives were subject to the grading system described above with respect to the other executive officers, provided that the bonus attributable to the CEO’s leadership and strategy goals were subject to a sliding scale system with payout ranging from zero to 200% of the points allocated to these goals possible at the Committee’s discretion based on its CEO performance review. Accordingly, Mr. Balthrop’s total award opportunity under the CEO bonus plan ranged from zero to a maximum of 126.25% of his target bonus amount. The actual target bonus established by the Committee was 100% of Mr. Balthrop’s base salary as described above.
          At the Committee meeting approving bonuses for 2007 for our other named executive officers, the Committee also reviewed our CEO’s performance generally and relative to his plan for 2007. The Committee received a similar presentation and recommendation from Mr. Balthrop regarding his 2007 bonus plan as described above with respect to our other named executive officers. After consideration of this recommendation without the CEO present, and the Committee’s overall view of the CEO’s performance and contributions in 2007, the Committee determined to award Mr. Balthrop 100% of his target bonus for 2007.
          Long-Term Stock-Based Incentive Compensation. The market survey generally indicated that our executives were substantially below the market median in terms of equity compensation and total compensation opportunities, though less so based on the regression analysis. Based to a large degree on the results of the market analysis, the Committee determined it was appropriate to increase the targeted value of equity awards for our named executive officers, with the specific increase (ranging from approximately 75% to 154% (excluding our CEO and Dr. Bridge-Cook)) based on various factors, including the CEO’s recommendations (emphasizing internal equity considerations, prior equity grants and the CEO’s view of an executive’s performance and potential contributions). However, though substantial increases, the equity compensation levels were not increased to the market median level, generally reflecting the Committee’s belief that the increases were competitive in respect of the subjective market value of the positions, based principally on job responsibilities. Mr. Balthrop’s target amount was increased approximately 83% (to a level above market median but well below the 75th percentile), primarily in recognition of the Committee’s view as to his performance since his hiring in May 2004, anticipated future contributions, and the Committee’s desire to be competitive within our peer group for CEOs with comparable experience, which the Committee views as above market-median value. The Committee believes the increased stock based compensation opportunities will further motivate our executives to increase the long-term value of the Company. Dr. Bridge-Cook received 25,000 restricted share units in connection with his hiring and did not receive an additional annual grant for 2007.
          The restricted shares granted in 2007 are generally subject to time vesting over five years, and the options over three years, in equal annual increments on the anniversary date of such grants. See above under “Program Design—Long-Term Stock-Based Incentive Compensation.”
          The Committee also determined in 2007 to amend Mr. Balthrop’s performance-vesting 200,000 restricted share agreement to provide for cliff vesting of any unvested restricted shares at the end of the five-year performance period under the initial grant to the extent any or all of the performance measures have not been previously achieved. The initial terms of the restricted share award are described further under footnote (4) to the “Outstanding Equity Awards at 2007 Fiscal Year-End Table.” This determination was made following a comprehensive review of Mr. Balthrop’s compensation since his arrival in May 2004. While it was unclear whether any or all of the performance targets will be met within the five-year performance period, it was the Committee’s desire for Mr. Balthrop to retain these shares at the end of the performance period regardless, primarily in view of his total compensation since his arrival, the strength of his performance during his tenure as observed by the Committee and Mr. Balthrop’s continuing role, and anticipated contributions, as our CEO. The Committee also considered the accounting impact of this amendment, as well as the difficulty in forecasting long-term performance goals for the Company at the time the restricted shares were issued and the impact of the Tm Bioscience acquisition upon the Company’s financial performance, in deciding to approve the amendment.
          Douglas C. Bryant. Mr. Bryant was hired in July 2007 as the Company’s Executive Vice President and Chief Operating Officer. Pursuant to an employment agreement with Mr. Bryant, his annualized base salary for 2007 was $320,000 (pro rated for 2007) and he was eligible to receive a cash bonus for 2007, which was $69,667. The Company also agreed to grant Mr. Bryant 48,500 restricted shares and a non-qualified option to acquire 32,500 shares of the Company’s common stock pursuant to the Company’s 2006 Equity Incentive Plan in connection with his hiring. The restrictions on the restricted shares lapse 20% per year over five years from the date of grant. The options vest and become fully exercisable in equal installments over a three-year period on the anniversary of the date of grant. Upon a change in control, as defined in Mr. Bryant’s employment agreement, all unvested restricted shares or shares subject to options held by Mr. Bryant will immediately become vested and exercisable, as applicable.
          Executive Compensation for 2008. The Committee again engaged Hewitt to serve as the Committee’s compensation consultant for 2008. The primary responsibility for Hewitt for 2008 was to update its detailed peer group compensation analyses, including a further refinement of the chosen peer group. Hewitt was also asked to review our compensation program generally and to make recommendations for modifications or improvements in light of recent best practices and the policies and programs of our peers, if deemed appropriate. Hewitt was also requested to review our non-employee director compensation policies.
          Hewitt’s updated survey indicated that base salaries for our named executive officers (other than our CEO), as well as our total cash compensation opportunities, were generally below the market median. However, primarily as a result of increases in equity compensation in 2007 and our emphasis on restricted share grants, the equity component was slightly above the market median, while total compensation (including equity) was only slightly below our benchmark. With respect to our CEO, the revised survey indicated his base salary to approximate our benchmark, while bonus, equity and total compensation opportunities were significantly higher than market median, though below the 75 percentile.

          Based on a review process substantially similar to that conducted in 2007, and in consideration of similar data points and summaries (including updated tally sheets, additional internal pay comparisons and information and the results of the updated and revised peer group compensation survey prepared by Hewitt), as well as the recommendations of our CEO, the compensation made the following determinations regarding 2008 named executive officer compensation.
          It was determined that our cash-based compensation programs, including performance bonus opportunities, for our named executive officers were generally appropriate and reasonable in light of our compensation philosophies, objectives and benchmarks. Accordingly, these programs will be substantially the same in 2008 for our named executive officers (including for our CEO), subject to modest increases in base salary (not exceeding 5%, primarily to account for inflation adjustments and overall 2007 performance ratings as recommended by our CEO). Mr. Balthrop’s salary was increased to $450,000 per annum from $432,000, or approximately 4%. The Committee also made modifications to applicable performance objectives and corresponding weighting under our cash-based bonus plans to reflect updates to responsibilities and our business plan and strategic and other initiatives for 2008. However, the Committee determined to base our CEO’s plan primarily on financial and business targets and eliminated the leadership and strategy elements for 2008 to focus the CEO’s efforts primarily on achievement of our financial and business goals for 2008. Target bonus amounts, expressed as a percentage of base salary, were confirmed to be 50% for each executive officer, except for Mr. Bryant, our chief operating officer hired in July 2007 (70%), and our CEO (100%).
          The 2008 targeted value of equity awards for our named executive officers (other than our CEO and Dr. Bridge-Cook who did not have an annual grant in 2007) were based on various factors reflecting the Committee’s application of our flexible compensation philosophy. In particular, the CEO’s recommendations, including with respect to Mr. Bryant (our chief operating officer), were the most significant factor and were based on his assessment of performance, potential, internal pay positioning, market competitiveness based on our compensation survey, the associated compensation expense. The Committee also considered that these officers (other than Dr. Bridge-Cook and Mr. Bryant) generally had more significant 2007 grants based on below-market equity compensation in prior years. Mr. Balthrop’s target equity award remained unchanged in 2008.
          Change in Control; Termination Benefits. We believe that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in our executive recruiting and retention efforts. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Finally, while we have not conducted a study to confirm this, we believe formalized severance and change in control arrangements are common benefits offered by employers competing for similar executive talent. While the Committee will receive this information as part of its review of annual tallies of total executive compensation (including contingent compensation), we do not typically consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have a primary purpose unrelated to ordinary compensation matters and objectives. The Committee generally assesses these potential payouts only in view of their reasonableness during negotiations with a new hire, and periodically in light of competitive market conditions or in respect of internal equity considerations as described below.
          Therefore, upon their joining the Company, we entered into employment agreements with our named executive officers. These agreements generally provide for severance payments (including premiums for certain continuing health and insurance benefits) where the executive is terminated without “cause” (including the Company’s failure to renew the employment agreement) or as a result of incapacity or death, or if the executive resigns for “good reason.” Although the definitions may vary slightly across these agreements, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation and/or relocation requirements, while “cause” typically means conviction of a felony or a criminal act involving moral turpitude, violation of a Company policy or failure to follow lawful and proper instructions of the board or CEO.
          Severance generally consists of an amount equal to the executive’s then current base salary (or, for Mr. Balthrop the amount of base salary that would have been paid over the remainder of the then-current term if greater and for Dr. Bridge-Cook 1.5X his base salary) and the prior year’s bonus amount, less any payment or payments received during the 12 month period from the time of termination under any long-term disability plan. In addition, health or other employee benefits (other than bonus and incentive compensation benefits) for the executive (and including Mr. Balthrop’s family) generally continue for a period of twelve months following an executive’s termination to the extent permitted by the applicable plans and law. If the termination occurs in connection with or following a change in control, Mr. Balthrop is entitled to additional severance in an amount equal to the pro rated portion of the current-year bonus to the extent the performance measures are achieved.
          The severance payments are generally made upfront at the time of termination (or within six months as described below) in a lump payment in order to make a clean separation from, and avoid continued entanglement with, the employee. Additionally, certain of the employment agreements, including Mr. Balthrop’s, were amended in 2006 to provide that in the event the payment of any severance amounts payable pursuant to the employment agreements within six months of the date of the applicable executive’s termination of employment would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts shall be delayed until the date that is six months following such executive’s termination date.
          In addition, as described above, upon a change of control, all unvested options or other restricted shares, and upon a termination as a result of death or disability, all unvested restricted shares, held by the executive will immediately become vested and exercisable, as applicable, pursuant to these agreements.
          Each named executive officer has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions and other work product relating to his employment belong to us. Also, during the one year period following an executive’s termination of employment, each executive has agreed not to compete, directly or indirectly, with the core business of the Company. Furthermore, during the non-compete period, each executive has agreed not to solicit our employees or consultants.
          The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment agreements previously filed by the Company with the SEC.
          Historically, while each agreement has been the result of an arms-length negotiation, we have tried to utilize a similar form of agreement where possible (apart from minimum salary and cash bonus targets). Accordingly, Messrs. Bridge-Cook, Bryant, Currie, Gosch and Reiter have a similar form. Mr. Balthrop’s agreement varies to some extent from the forms above and again reflects an arms-length negotiation following a lengthy CEO search, and we believe the terms are appropriate in light of Mr. Balthrop’s background, skill set, the difficulty in replacing Mr. Balthrop and the competitive nature of his recruitment process.
          Retirement Plans. We match contributions by our named executive officers to our 401(k) plan up to the maximum amount permitted under the Code.
          MSPP. In 2006, the Committee approved, and the stockholders adopted, the MSPP to encourage stock ownership and further align the interests of our senior officers and our stockholders. Another goal of the MSPP is to enable us to utilize the cash saved in lieu of paying a portion of annual performance bonuses for research and development and other productive corporate purposes. The MSPP allows select executives to elect to receive, in lieu of a specified portion of his or her annual performance bonus, a number of restricted shares equal to the amount of such specified portion of the annual bonus divided by a dollar amount equal to 80% of the fair market value of a share on the date on which such restricted shares are granted. Any participant who makes such an election will be entitled to a grant of restricted shares generally by March 15 of each calendar year following the year for which the election is in effect. The restricted period for restricted shares granted under the MSPP is generally three years from the date of grant. The Committee may, in its discretion, accelerate the lapse of such restrictions upon a participant’s retirement or a change in control.
          No shares have been purchased to date under the MSPP. No elections were made for application to 2007 bonuses and one executive elected to participate in the MSPP with respect to 2008 bonuses.
          Perquisites and Other Benefits. The Company does not generally provide perquisites that are not, in the Committee’s view, integrally and directly related to the named executive officers’ duties. While we have no formal relocation policy for new hires, we will on occasion agree to reimbursement of certain relocation and related costs as part of a negotiation for an executive based on the particular facts and circumstances of the negotiation. Senior management also participates in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. Except as otherwise discussed herein, other welfare and employee-benefit programs are generally the same for all eligible Company employees, including our executive officers, with some variation as required by law with respect to our international employees. While the Committee believes the existing benefits to be reasonable, in 2008, the Committee, with the assistance of Hewitt, intends to reassess our perquisite and benefits programs to help ensure that these programs are appropriately competitive and effective as a recruiting and retention tool.
          Stock Ownership/Retention Guidelines. The board expects each officer and director to demonstrate a long-term commitment to the Company and to the Company’s stockholders by acquiring and holding a meaningful investment in the Company’s common stock. Therefore, the board has established specific ownership and retention guidelines for the Company’s officers and directors, summarized below.
          Over time each officer and director is expected to build his or her ownership of the Company’s common stock. The targeted ownership levels are expected to be achieved over five years from June 13, 2005, the effective date of the program, or from the time they are named an officer or a director, as applicable, and maintained thereafter. The targeted ownership levels are as follows: CEO: five (5) times annual salary; executive officers: two and one half (2 1/2) times annual salary; non-employee directors: $100,000 market value. Each officer and director who has not yet achieved the targeted ownership levels is expected to retain certain shares of common stock acquired upon exercise of stock options or from restricted share grants pursuant to the Company’s equity plans as follows: (1) in the case of stock options exercised in 2006, directors and officers were expected to hold the net number of shares acquired upon exercise of stock options for at least one year after the exercise and retain at least 50% of those shares thereafter. Commencing in 2007, directors and officers who have not achieved the targeted ownership requirements were expected to hold a minimum of one-half the net number of shares acquired upon option exercises; and (2) in the case of restricted shares, officers and directors were expected to hold, after each vesting date of the award, at least one half of the net vested shares. The board of directors is authorized to make temporary exemptions to the foregoing ownership guidelines in its discretion where compliance would impose a severe economic hardship or otherwise prevent the officer or director from complying with a court order.
          Accounting and Tax Matters. In part because of our lack of supplemental or “top hat” retirement or deferred compensation plans (apart from the MSPP) typical of larger companies, we do not presently consider the tax or accounting consequences to be a material factor in the design of our executive compensation packages, except as to the applicability of Section 162(m) of the Code. The compensation paid to our officers for 2007 did not exceed the $1 million limit per officer for qualifying executive compensation for deductibility under Section 162(m). Our Equity Plan is structured so that any compensation deemed paid to an officer when he or she exercises an outstanding option under the Equity Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Restricted share grants, for which the vesting restrictions are solely time-based (including our CEOs performance-based restricted share grant in light of the recent modification to include a cliff vesting feature at the end of the five year performance period as described above), may not qualify as performance-based compensation and could be subject to the $1 million limitation. The Balthrop Option (see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table” below) was not issued pursuant to a stockholder approved plan and, if exercised while Mr. Balthrop is a covered employee, will not qualify as performance-based compensation and will therefore be subject to the $1 million limitation. We have also attempted to structure a significant portion of our cash performance bonus program for 2008 to qualify for deductibility under Section 162(m) for future years, primarily in light of the current and projected compensation expense for our CEO and our growth expectations. It is import to note, however, that the Company is carrying forward significant net operating losses based on historical operations in a net loss position. Although it will consider the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain, and motivate executives and to align the executives’ interests with those of the Company’s stakeholders. Accordingly, because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1 million in a given year.
          The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Code. Effective January 1, 2006, the Company began accounting for stock-based payments with respect to its long-term equity incentive award programs in accordance with the requirements of SFAS 123R.

Compensation Committee Report On Executive Compensation
          The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.
Submitted by the Compensation Committee of the board of directors,
Jay B. Johnston (Chairman)
Fred C. Goad, Jr.
Jim D. Kever
Gerard Vaillant

Summary Compensation Table
     The following table sets forth certain summary information for the years ending December 31, 2007 and, for certain officers, 2006, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

								Non-Equity
								Incentive
						Stock	Option	Plan	All Other
Name and						Awards	Awards	Compensation	Compensation
Principal Position	Year	Salary ($)		Bonus ($)		($) (1)	($) (2)	($) (3)	($) (4)		Total ($)
Patrick J. Balthrop, Sr.	2007	408,000		92,496	(5)	765,955	958,351	432,000	7,062		2,663,864
President & Chief	2006	400,000		192,496	(6)	569,586	893,472	337,000	7,292		2,399,846
Executive Officer

Harriss T. Currie	2007	230,754		—		116,761	182,531	111,204	4,800		646,051
Vice President,	2006	228,800		—		71,029	253,634	141,376	5,000		699,839
Finance, Chief Financial Officer and Treasurer

David S. Reiter	2007	216,431		—		80,715	231,939	111,384	7,750		648,220
Vice President,	2006	214,200		—		48,092	274,091	133,854	7,500		677,737
General Counsel and Corporate Secretary

Jeremy Bridge-Cook, Ph.D.	2007	230,930	(7)	85,600	(8)	56,935	41,289	124,675 (9)	11,762	(10)	551,191
Vice President, Luminex Molecular Diagnostics

Gregory J. Gosch	2007	204,160		—		93,135	117,471	106,710	6,000		527,476
Vice President, Luminex Bioscience Group

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting in the applicable year and thus include amounts from awards granted in and prior to such years. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 16, 2008. All grants of restricted stock were made in 2006 under the Company’s 2000 Long-Term Incentive Plan (the “2000 Plan”) and in 2007 under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2007, there were no forfeitures of restricted stock awards related to service-based vesting conditions for the named executive officers.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R (calculated, per the SEC rules, without consideration of the impact of estimated forfeitures related to service-based vesting conditions) and thus include amounts from awards granted in and prior to 2006 and 2007, respectively. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 16, 2008. All grants of options to purchase the Company’s common stock were made under the 2006 Plan, the 2000 Plan or predecessor plans and are subject to individual award agreements, the forms of which were previously filed with the SEC, except that the Balthrop Option (see below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table”) was not issued pursuant to a stockholder approved plan. During 2007, there were no forfeitures of option awards related to service-based vesting conditions for the named executive officers.

(3)	The amounts shown in this column reflect annual cash-based incentive bonuses earned by each of the named executive officers pursuant to the Company’s 2006 and 2007 management incentive plans, which are discussed in further detail under “Compensation Discussion and Analysis—Executive Compensation for 2007.” The potential payouts under the 2007 plan at the time the plan was established in 2007 are provided below under “Grants of Plan-Based Awards in 2007.”

(4)	This column includes matching payments under our 401(k) Plan and the Registered Retirement Savings Plan in Canada.

(5)	This amount includes the 2007 installments of the payments to Mr. Balthrop in connection with the repricing of his sign-on option grant in 2005 as described below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table.”

(6)	Reflects a subjective, discretionary bonus for 2006 of $100,000 awarded to Mr. Balthrop in 2007 relating to 2006 performance. This amount also includes the 2006 installments of the payments to Mr. Balthrop in connection with the repricing of his sign-on option grant in 2005 as described below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table.”

(7)	Dr. Bridge-Cook’s base salary, which is paid in Canadian dollars, has been translated to United States dollars using an average of the currency exchange rate during the period from January 1, 2007 to December 31, 2007.

(8)	Represents a one-time cash bonus paid to Dr. Bridge-Cook in connection with entering into an employment agreement with the Company in March 2007. This amount, which was paid in Canadian dollars, has been translated to United States dollars using the currency exchange rate on the date the payment was made.

(9)	Dr. Bridge-Cook’s annual cash bonus, which was paid in Canadian dollars, has been translated to United States dollars using the currency exchange rate on the date the payment was made.

(10)	Matching payments made under our Registered Retirement Savings Plan in Canada for Dr. Bridge-Cook, which were paid in Canadian dollars, have been translated to United States dollars using an average of the currency exchange rate during the period from January 1, 2007 to December 31, 2007.

Grants Of Plan-Based Awards in 2007
     The following table summarizes grants of plan-based awards made to our named executive officers in 2007.

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	Date
		Estimated Possible Payouts			Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Shares of	Securities	Price of	of Stock
		Plan Awards(1)			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)(2)

Patrick J. Balthrop, Sr.	03/25/2007	—	—	—	44,301	—	—	637,491
	03/25/2007	—	—	—	—	29,534	14.39	253,053
	N/A	216,000	432,000	545,400	—	—	—	—

Harriss T. Currie	03/25/2007	—	—	—	15,635	—	—	224,988
	03/25/2007	—	—	—	—	10,423	14.39	89,306
	N/A	94,266	117,832	176,748	—	—	—	—

David S. Reiter	03/25/2007	—	—	—	11,726	—	—	168,737
	03/25/2007	—	—	—	—	7,817	14.39	66,978
	N/A	89,107	111,384	167,076	—	—	—	—

Jeremy Bridge-Cook, Ph.D.	03/01/2007	—	—	—	25,000	—	—	346,750
	N/A	101,940	127,425	191,138	—	—	—	—

Gregory J. Gosch	03/25/2007	—	—	—	15,635	—	—	224,988
	03/25/2007	—	—	—	—	10,423	14.39	89,306
	N/A	86,449	108,061	162,092	—	—	—	—

(1)	The amounts shown in these columns reflect the threshold, target and maximum amounts (assuming threshold, target and maximum performance across all performance objectives were achieved) that each of the named executive officers (other than our CEO) could have earned for the fiscal year ended December 31, 2007 pursuant to the Company’s 2007 management incentive plans. The terms of our named executive officer bonus plans are discussed in further detail in “Compensation Discussion and Analysis—Executive Compensation for 2007.” The amounts actually awarded to each of the named executive officers are reflected in the “Summary Compensation Table” above.

(2)	The amounts shown in this column reflect the grant date fair value of the respective stock and option awards determined pursuant to FAS 123R.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards in 2007 Table
          The following discussion is intended to be read as a supplement to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2007” table (including the notes to such tables), and to the disclosure under “Compensation Discussion and Analysis,” and the following discussion should be read in conjunction with such other disclosures.
Compensation Mix
          As reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2007” table, the primary components of the Company’s 2007 compensation program for our named executive officers were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentive compensation, consisting of a mix of stock options and restricted stock with time-based vesting. Generally, and excluding the Company’s CEO, bonus compensation for 2007 was 17% to 24% of the total of these elements, while the value of equity awards, valued at fair market value on the date of grant, for 2007 represented 42% to 50% of the total compensation opportunities for 2007. As for the CEO, Mr. Balthrop’s bonus compensation for 2007 was 25% of the total of these elements and his equity award, valued at fair market value on the date of grant, for 2007 was 51% of the total compensation elements. For a detailed discussion of each of these components and explanation of how the level of each of these elements of compensation is generally determined in relation to an executive’s total compensation, see “Compensation Discussion and Analysis — Program Design.”
Option Repricing
          Mr. Balthrop was hired as the Company’s chief executive officer and president on May 15, 2004. In connection therewith, Mr. Balthrop was granted a non-qualified stock option to purchase 500,000 shares of common of the Company (the “Balthrop Option”). The Balthrop Option is subject to time-based vesting, provided Mr. Balthrop continues in the employment of the Company, with 125,000 shares vested as of May 15, 2005, and the remaining shares vesting in equal increments over the following 36 months. The Balthrop Option was initially granted at an exercise price of $9.36 per share. As previously reported, at a meeting of the Committee on February 10, 2005, the Committee approved resolutions to increase the exercise price of the Balthrop Option from $9.36 per share to $10.10 per share (the closing market price on the date immediately preceding the original grant date). This modification was made in order to eliminate the potential application of certain adverse tax implications in light of tax law changes created as a result of the American Jobs Creation Action of 2004. In connection therewith, the Compensation Committee of our board of directors approved a cash bonus payable to Mr. Balthrop to be paid consistent with the vesting period of the Balthrop Option, subject to Mr. Balthrop’s continued employment, equal to $370,000. According to the vesting schedule and assuming no acceleration event contemplated by the Balthrop Option, one quarter of the cash bonus was paid as of May 15, 2005 (the first vesting date and under the Balthrop Option) and the balance of such payments are being made in equal monthly installments over the 36 months thereafter and are reflected in the “Bonus” column of the “Summary Compensation Table.”
Employment Agreements
          We have entered into employment agreements with each of our named executive officers, each previously filed with the SEC. The employment agreements provide for certain salary, annual bonus opportunities and other benefits, including potential severance entitlements. The employment agreements with Messrs. Balthrop, Currie, Reiter and Gosch are generally automatically renewable on an annual basis unless either party provides the other written notice of its intent not to renew the agreement at least 60 (in the case of Messrs. Currie and Reiter), or 180 (for Mr. Balthrop), days prior to the end of the then-current term of their agreements. The agreement with Dr. Bridge-Cook is for an indefinite term and thus does not provide a non-renewal notice/option, but it may be terminated by us at any time, subject to our severance payment obligations. These agreements are described in more detail under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.” The potential payouts under these agreements in connection with the termination of these executives is provided under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards At 2007 Fiscal Year-End
     The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2007. The market value of shares was calculated using the year-end closing price of $16.24 as reported on the NASDAQ Global Market.

	Option Awards						Stock Awards
									Equity	Equity
								Market	Incentive Plan	Incentive Plan
	Number of	Number of					Number of	Value of	Awards:	Awards:
	Securities	Securities					Shares or	Shares or	Number of	Market Value
	Underlying	Underlying					Units of	Units of	Unearned	of Unearned
	Unexercised	Unexercised		Option	Option	Option	Stock That	Stock That	Shares That	Shares That
	Options (#)	Options (#)		Exercise	Grant	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable(1)		Price ($)	Date	Date	Vested (#)(2)	Vested ($)	Vested (#)	Vested ($)
Patrick J. Balthrop, Sr.	447,927	52,073	(3)	10.10	05/15/2004	05/15/2014	—	—	—	—
	—	29,534		14.39	03/25/2007	03/25/2017	—	—	—	—
	—	—		—	—	—	25,600	415,744	—	—
	—	—		—	—	—	44,301	719,448	—	—
	—	—		—	—	—	—	—	200,000 (4)	3,248,000

Harriss T. Currie	10,000	—		17.00	03/15/2000	03/15/2010	—	—	—	—
	4,000	—		13.05	04/25/2001	04/25/2011	—	—	—	—
	20,000	—		6.52	05/23/2002	05/23/2012	—	—	—	—
	75,000	—		4.68	03/17/2003	03/17/2013	—	—	—	—
	85,000	—		8.41	10/13/2003	10/13/2013	—	—	—	—
	14,062	938		8.22	03/25/2004	03/25/2014	—	—	—	—
	—	10,423		14.39	03/25/2007	03/25/2017	—	—	—	—
	—	—		—	—	—	1,250	20,300	—	—
	—	—		—	—	—	11,613	188,595	—	—
	—	—		—	—	—	11,818	191,924	—	—
	—	—		—	—	—	15,635	253,912	—	—

David S. Reiter	2,000	—		6.79	08/29/2003	08/29/2013	—	—	—	—
	2,000	—		6.67	09/30/2003	09/30/2013	—	—	—	—
	150,000	—		8.41	10/13/2003	10/13/2013	—	—	—	—
	—	7,817		14.39	03/25/2007	03/25/2017	—	—	—	—
	—	—		—	—	—	11,613	188,595	—	—
	—	—		—	—	—	7,084	115,044	—	—
	—	—		—	—	—	11,726	190,430	—	—

Jeremy Bridge-Cook, Ph.D.	575	—		27.78	01/31/2003	01/31/2008	—	—	—	—
	24	—		18.52	07/16/2003	07/16/2008	—	—	—	—
	1,375	—		28.49	07/16/2003	07/16/2008	—	—	—	—
	409	—		23.51	12/16/2003	12/16/2008	—	—	—	—
	212	54	(5)	16.53	09/02/2003	09/02/2008	—	—	—	—
	300	202	(6)	31.34	01/05/2005	01/05/2010	—	—	—	—
	308	206	(7)	28.49	08/18/2005	08/18/2010	—	—	—	—
	176	264	(8)	21.09	05/20/2006	05/20/2011	—	—	—	—
	7,624	11,437	(9)	25.65	09/05/2006	09/05/2011	—	—	—	—
	—	—		—	—	—	25,000	406,000	—	—

Gregory J. Gosch	59,375	15,625		7.05	10/25/2004	10/25/2014	—	—	—	—
	—	10,423		14.39	03/25/2007	03/25/2017	—	—	—	—
	—	—		—	—	—	11,613	188,595	—	—
	—	—		—	—	—	8,126	131,966	—	—
	—	—		—	—	—	15,635	253,912	—	—

(1)	Except as provided in footnote (3) with respect to the Balthrop Option and footnotes (5), (6), (7), (8) and (9) with respect to options granted to Dr. Bridge-Cook in exchange for employee stock options in connection with the Company’s acquisition of Tm Bioscience in March 2007, all options vest in equal 1/4th increments on each anniversary of the grant date over the first four years of the option term.

(2)	The restrictions applicable to these awards lapse with respect to 1/5th of the total shares subject to the grant each year on each anniversary of the grant date, beginning on the anniversary of the grant date.

(3)	The Balthrop Option is subject to time-based vesting, with an initial 125,000 shares vested as of May 15, 2005, and the remaining shares vesting in equal monthly increments over the following 36 months.

(4)	Mr. Balthrop was granted a restricted stock award for 200,000 shares of the Company’s common stock under the 2000 Plan in connection with his hiring in 2004. The restricted stock is subject to various performance related vesting criteria over a period of five years as follows: (i) 1/3rd of the grant vests based upon the Company’s common stock trading price, (ii) 1/3rd of the grant vests based upon the achievement of certain revenue targets, and (iii) 1/3rd of the grant vests based upon the achievement of certain earnings before interest, taxes, depreciation, and amortization measures. As previously discussed, the Compensation Committee determined at a meeting in March 2007 that it would be in the best interests of the Company to amend the restricted stock agreement to provide for the automatic vesting of all unvested restricted shares immediately prior to the fifth anniversary of the date of the restricted stock agreement, to the extent any or all of the performance measures have not been previously achieved.

(5)	The unvested portion of this option, granted in connection with the Company’s acquisition of Tm Bioscience in exchange for an employee stock option, vests on September 2, 2008.

(6)	The unvested portion of this option, granted in connection with the Company’s acquisition of Tm Bioscience in exchange for an employee stock option, vests in two equal installments, the first of which vested on January 5, 2008 and the second of which will vest on January 5, 2009.

(7)	The unvested portion of this option, granted in connection with the Company’s acquisition of Tm Bioscience in exchange for an employee stock option, vests in two equal installments on August 18, 2008 and 2009.

(8)	The unvested portion of this option, granted in connection with the Company’s acquisition of Tm Bioscience in exchange for an employee stock option, vests in three equal installments on May 20, 2008, 2009 and 2010.

(9)	The unvested portion of this option, granted in connection with the Company’s acquisition of Tm Bioscience in exchange for an employee stock option, vests in three equal installments on September 5, 2008, 2009 and 2010.
Option Exercises And Stock Vested in 2007
     The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2007 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number
	Shares		of Shares	Value
	Acquired	Value Realized	Acquired	Realized on
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	Vesting ($) (1)
Patrick J. Balthrop	—	—	6,400	90,176
Harriss T. Currie	—	—	8,075	112,719
David S. Reiter	—	—	5,642	78,064
Jeremy Bridge-Cook, Ph.D.	—	—	—	—
Gregory J. Gosch	—	—	5,902	81,727

(1)	The value realized upon the vesting of restricted shares shown in the table is calculated based upon the closing price of our common stock on the NASDAQ Global Market on the vesting date.

Potential Payments Upon Termination or Change in Control
     The following tables show for each of our named executive officers the estimated amount of potential payments, as well as estimated value of continuing benefits, assuming the executive’s employment terminated effective December 31, 2007 and based on compensation and benefit levels in effect on December 31, 2007. Due to the numerous factors involved in estimating these amounts, the actual benefits and amounts payable can only be determined at the time of an executive’s termination from the Company.
Patrick J. Balthrop

			Involuntary
			Termination
			Without Cause		Termination
			or Termination		in Connection
Executive Benefits and	Voluntary		for Good	For Cause	with a Change
Payments Upon Separation	Termination ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	432,000	—	432,000	432,000	432,000
Non-equity Incentive Compensation (Bonus) (1)	—	—	769,000	—	769,000	769,000	769,000
Accelerated Vesting of Options (2)	—	—	—	—	376,366	54,638	54,638
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	4,383,192	4,383,192	4,383,192
Continuation of Insurance Benefits (3)	—	—	74,686	—	74,686	42,951	20,000
Accrued Vacation Pay	—	—	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	—	—	1,275,686	—	6,035,244	5,681,781	5,658,830

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($16.24 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date, and the estimated lump sum present value of the disability and life insurance payments to which Mr. Balthrop would be entitled. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

Harriss T. Currie

			Involuntary
			Termination
			Without Cause		Termination in
			or Termination		Connection
Executive Benefits and	Voluntary		for Good	For Cause	with a Change
Payments Upon Separation	Termination ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	235,664	—	235,664	235,664	235,664
Non-equity Incentive Compensation (Bonus) (1)	—	—	141,376	—	141,376	141,376	141,376
Accelerated Vesting of Options (2)	—	—	—	—	26,805	19,283	19,283
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	654,732	654,732	654,732
Continuation of Insurance Benefits (3)	—	—	74,686	—	74,686	42,951	20,000
Accrued Vacation Pay	—	—	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	—	—	451,726	—	1,133,263	1,094,006	1,061,055

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($16.24 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date, and the estimated lump sum present value of the disability and life insurance payments to which Mr. Currie would be entitled. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

David S. Reiter

			Involuntary
			Termination
			Without Cause		Termination in
			or Termination		Connection
Executive Benefits and	Voluntary		for Good	For Cause	with a Change
Payments Upon Separation	Termination ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	222,768	—	222,768	222,768	222,768
Non-equity Incentive Compensation (Bonus) (1)	—	—	133,854	—	133,854	133,854	133,854
Accelerated Vesting of Options (2)	—	—	—	—	14,461	14,461	14,461
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	494,070	494,070	494,070
Continuation of Insurance Benefits (3)	—	—	74,686	—	74,686	42,951	20,000
Accrued Vacation Pay	—	—	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	—	—	431,308	—	939,839	908,104	885,153

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($16.24 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date, and the estimated lump sum present value of the disability and life insurance payments to which Mr. Reiter would be entitled. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

Jeremy Bridge-Cook, Ph.D.

			Involuntary
			Termination
			Without Cause		Termination
			or Termination		in Connection
Executive Benefits and	Voluntary		for Good	For Cause	with a Change
Payments Upon Separation(1)	Termination ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Disability ($)	Death ($)
Cash Severance (2)	—	—	382,275	—	382,275	382,275	382,275
Non-equity Incentive Compensation (Bonus) (2)	—	—	101,940	—	101,940	101,940	101,940
Accelerated Vesting of Options (3)	—	—	—	—	—	—	—
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	406,000	406,000	406,000
Continuation of Insurance Benefits (4)	—	—	76,135	—	76,135	43,784	20,388
Accrued Vacation Pay	—	—	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	—	—	560,350	—	966,350	933,999	910,603

(1)	The amounts listed in this table, which would have been paid in Canadian dollars, have been translated to United States dollars using the currency exchange rate on December 31, 2007.

(2)	The cash severance entitlement is described under “Compensation Discussion and Analysis – Change in Control; Termination Benefits.”

(3)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($16.24 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(4)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date, and the estimated lump sum present value of the disability and life insurance payments to which Dr. Bridge-Cook would be entitled. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

Gregory J. Gosch

			Involuntary
			Termination
			Without Cause		Termination in
			or Termination		Connection
Executive Benefits and	Voluntary		for Good	For Cause	with a Change
Payments Upon Separation	Termination ($)	Retirement ($)	Reason ($)	Termination ($)	in Control ($)	Disability ($)	Death ($)
Cash Severance (1)	—	—	216,122	—	216,122	216,122	216,122
Non-equity Incentive Compensation (Bonus) (1)	—	—	133,113	—	133,113	133,113	133,113
Accelerated Vesting of Options (2)	—	—	—	—	162,876	19,283	19,283
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	574,474	574,474	574,474
Continuation of Insurance Benefits (3)	—	—	74,686	—	74,686	42,951	20,000
Accrued Vacation Pay	—	—	—	—	—	—	—
Excise Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	—	—	423,921	—	1,161,271	985,943	962,992

(1)	The cash severance entitlement is described under “Compensation Discussion and Analysis—Change in Control; Termination Benefits.”

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change of control (whether or not the executive’s employment is terminated), with respect to stock options and restricted stock, or the death or disability of the executive, with respect to restricted stock. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($16.24 per share as reported on the NASDAQ Global Market) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Reflects the present value of the medical premiums the executive would be entitled to for a period of 12 months following the termination date, and the estimated lump sum present value of the disability and life insurance payments to which Mr. Gosch would be entitled. Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

Director Compensation for 2007
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2007 to each of the Company’s non-employee directors:

	Fees
	Earned
	or
	Paid in	Stock	Option	All Other
Name	Cash ($)	Awards ($) (1)	Awards ($) (2)	Compensation ($)	Total ($)
G. Walter Loewenbaum II	128,000	232,243	—	—	360,243
Robert J. Cresci	58,000	100,634	—	—	158,634
Thomas W. Erickson	50,000	113,021	—	—	163,021
Fred C. Goad, Jr.	33,000	70,137	—	—	103,137
Jay B. Johnston	45,500	88,556	—	—	134,056
Jim D. Kever	35,500	70,137	—	—	105,637
Kevin M. McNamara	58,500	119,060	—	—	177,560
J. Stark Thompson	47,000	100,634	—	—	147,634
Gerard Vaillant	36,000	70,137	—	—	106,137

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed March 16, 2008. All grants of restricted shares were made under the 2006 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. The grant date fair value of the aggregate restricted stock awards granted to our non-employee directors in 2007 was: Loewenbaum – $199,998, Cresci – $99,993, Erickson – $99,993, Goad – $70,000, Johnston – $79,989, Kever – $70,000, McNamara – $109,994, Thompson – $99,993, and Vaillant – $70,000. As of December 31, 2007, the aggregate number of unvested restricted shares outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum – 16,077, Cresci – 8,038, Erickson – 8,038, , Goad – 5,627, Johnston – 6,430, Kever – 5,627, McNamara – 8,842, Thompson – 8,038, and Vaillant – 5,627.

(2)	All prior option awards vested before 2007. As of December 31, 2007, the aggregate number of shares subject to option awards outstanding for each of the Company’s non-employee directors was as follows: Loewenbaum – 100,000, Cresci – 45,200, Erickson – 262,500, Goad – 10,000, Johnston – 15,000, Kever – 45,200, McNamara – 95,000, Thompson – 0, and Vaillant – 15,000. The intrinsic value of these awards, as of December 31, 2007, were $733,940, $278,272, $2,502,175, $0, $131,400, $278,272, $649,550, $0, and $131,400, respectively, calculated based on the difference between the market value of our common stock at year end (as reported on the NASDAQ Global Market) and the applicable weighted average exercise price of these options.

Narrative to Director Compensation Table
     Following the completion of its review of the appropriateness of our non-employee director compensation policy in light of our objectives described below, the compensation policy for our non-employee directors for 2007 was recommended by our Compensation Committee and approved by our board of directors. This policy was designed to fairly pay our directors for work required for a company of our size, scope and complexity, be competitive within an appropriate peer group, and incorporate an equity component to help align our directors’ interests with the long-term interests of our stockholders. We also have adopted stockownership guidelines for our directors to further promote this alignment of interests, which can be found in our corporate governance guidelines. The Compensation Committee also utilized the assistance of the compensation consultant for 2007, Hewitt, in designing and reviewing our 2007 non-employee director compensation policy, in particular with respect to the collection of peer group director compensation data.
     The compensation policy for our non-employee directors for 2007 was as follows:
     Each non-employee board member (other than the Chairman of the board) serving on the board of directors after the 2007 annual stockholder meeting was paid an annual retainer of $18,000 (payable quarterly in arrears). Each member of the Audit Committee (other than the Chair) received an additional annual retainer of $10,000 (payable quarterly in arrears). The Chairman of the board of directors was paid a monthly retainer of $10,000. The Chairs of the Audit Committee and Executive Committee of the board of directors were paid an additional annual retainer of $20,000 (payable quarterly in arrears). The Chairs of the Compensation and Nominating and Corporate Governance Committees of the board of directors were paid an additional annual retainer of $15,000 and $10,000, respectively (payable quarterly in arrears).
     Each non-employee board member additionally received the following fees for attendance at board and committee meetings, as applicable: (i) $2,000 for each board meeting attended in person or via telephone; (ii) $500 for each committee meeting (other than an Audit Committee or Executive Committee meeting) attended in person or via telephone, to the extent not held in conjunction with a full board meeting; and (iii) $1,000 for each Audit Committee meeting attended in person or via telephone, to the extent not held in conjunction with a full board meeting.
     Each board member (other than the Chairman of the board, the Audit Committee members and the Chair of the Executive Committee) received a grant of shares of restricted common stock with a fair market value of $70,000 on the date of grant (based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date of grant, without discount as a result of the restrictions on such shares). The Chairman of the board received a grant of shares of restricted common stock with a fair market value of $200,000 on the date of grant. Each Audit Committee Member (other than the Chair) received a grant of shares of restricted common stock with a fair market value of $100,000 on the date of grant. The Chair of the Audit Committee received a grant of shares of restricted common stock with a fair market value of $110,000 on the date of grant. The Chair of the Executive Committee received a grant of shares of restricted common stock with a fair market value of $100,000 on the date of grant. The Chair of the Nominating and Corporate Governance Committee received a grant of shares of restricted common stock with a fair market value of $80,000 on the date of grant. The restricted shares were issued pursuant and subject to the terms of the Company’s 2000 Plan and the form of award agreement previously filed with the SEC and vest one year from the date of grant.
     In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend board and committee meetings and other Company-related business meetings if a board member’s presence is requested, as well as director education programs.
     Our director who is also an employee (Mr. Balthrop) received no additional compensation for his services as a director for 2007.

     For 2008, the Compensation Committee has recommended, and the board of directors has approved, changes to the compensation for our non-employee directors. The following annual retainers will be paid in 2008:

Annual Retainer
Annual Cash Retainer for Board and Committee Meetings	$44,000

Additional Annual Retainers
Chairman of the Board of Directors	$72,000
Executive Committee Chair	$14,000
Compensation Committee Chair	$14,000
Audit Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$8,000
     Annual retainers for non-employee directors and board and committee chairs are payable quarterly in arrears. Non-employee directors have the option of accepting all or any part of the foregoing cash retainer payments in the form of restricted stock. Restricted stock received in lieu of cash retainers will be granted at the annual meeting and vest quarterly on the quarterly cash payment dates. Non-employee directors may also elect to defer receipt of such restricted stock in lieu of cash payments and the annual stock retainer as described below.
     Non-employee directors will not receive additional compensation for attendance at board meetings. Each non-employee board member will receive $1,000 per meeting for attendance at committee meetings (to the extent not held in conjunction with a full board meeting), including formal telephonic meetings and Executive Committee meetings. Non-employee directors do not have the option of accepting all or any part of cash meeting payments in the form of restricted stock or deferring such fees as described below.
     Non-employee directors also will receive restricted share awards in the amounts below. The restricted shares will be issued pursuant and subject to the terms of the Company’s 2006 Plan and the form of award agreement previously filed with the SEC and vest one year from the date of grant. Annual grants of restricted stock will be made on the date of the annual meeting of stockholders.

Fair Market Value of
Restricted Stock Award
on Date of Grant
Each Continuing Board Member	$66,000

Additional Grants
Chairman of the Board of Directors	$114,000
Executive Committee Chair	$21,000
Compensation Committee Chair	$21,000
Audit Committee Chair	$30,000
Nominating and Corporate Governance Committee Chair	$12,000
     Non-employee directors may annually make an election to defer (i) the annual restricted stock award and (ii) all or a portion of the annual cash retainers by electing to receive restricted stock units settled at a future date, generally retirement from the board of directors or other termination of service. Such restricted stock units vest one year from the date of grant.
     In addition, non-employee directors will continue to be reimbursed for reasonable expenses incurred to attend board and committee meetings and other Company-related business meetings if a board member’s presence is requested, as well as director education programs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information known to us regarding the ownership of the common stock of the Company as of the record date (except as otherwise indicated below) by (i) each director and director nominee, (ii) each named executive officer, (iii) all directors and executive officers as a group and (iv) each person known to us to own beneficially 5% or more of our outstanding common stock.
     The information set forth below includes shares of common stock directly and indirectly owned and shares of common stock underlying currently exercisable options, as well as those options which will become exercisable within 60 days of April 11, 2008. Except as otherwise indicated, the named persons below have sole voting and dispositive power with respect to beneficially owned shares.

	Common Stock Beneficially Owned
		Total as a
	Number of Shares	Percentage of
Beneficial Owner	Owned (1)	Shares Outstanding
Directors and Named Executive Officers (2)

G. Walter Loewenbaum II (3)	1,739,923	4.7%
Robert J. Cresci	228,554	*
Thomas W. Erickson	291,704	*
Fred C. Goad, Jr. (4)	291,137	*
Jay Johnston (5)	68,430	*
Jim D. Kever (6)	165,493	*
Kevin M. McNamara	118,508	*
J. Stark Thompson	19,038	*
Gerard Vaillant	36,627	*
Patrick J. Balthrop, Sr.	836,145	2.2%
Harriss T. Currie	274,035	*
David S. Reiter	180,880	*
Jeremy Bridge-Cook, Ph.D.	10,617	*
Gregory J. Gosch	105,272	*
All directors and executive officers as a group (17 persons)	4,518,264	11.8%

Other 5% Stockholders

St. Denis J. Villere & Company, LLC (7) 210 Baronne Street, Suite 808 New Orleans, LA 70112	5,215,278	14.2%

Barclays Global Investors, N.A. (8) 45 Fremont Street San Francisco, CA 94105	1,517,204	4.1%

*	Less than 1%.

(1)	Includes shares attributable to shares of common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of April 11, 2008) as follows: Mr. Loewenbaum – 100,000 shares; Mr. Cresci – 45,200 shares; Mr. Erickson – 262,500 shares; Mr. Goad – 10,000 shares; Mr. Johnston – 15,000 shares; Mr. Kever – 45,200 shares; Mr. McNamara – 95,000 shares; Mr. Thompson – 0 shares; Mr. Vaillant – 15,000 shares; Mr. Balthrop – 509,844 shares; Mr. Currie – 212,474 shares; Mr. Reiter – 128,605 shares; Dr. Bridge-Cook – 10,617 shares; Mr. Gosch – 70,661 shares; and all directors and executive officers as a group – 1,526,615 shares.

(2)	The applicable address for all directors and named executive officers is c/o Luminex Corporation, 12212 Technology Boulevard, Austin, Texas 78727.

(3)	Does not include 1,236,508 shares held by Mr. Loewenbaum’s wife, Lillian Loewenbaum; 10,014 shares held by a trust for the benefit of Lillian Loewenbaum of which Lillian Loewenbaum is the trustee; and 127,472 shares held by a trust for the benefit of Mr. Loewenbaum’s descendants which has an independent trustee and over which Mr. Loewenbaum neither has nor shares investment or voting power.

(4)	Includes 4,810 shares held by a trust of which Mr. Goad is the trustee. Mr. Goad disclaims beneficial ownership of the shares held by the trust.

(5)	Includes 8,000 shares held by JK Investments II, a limited partnership managed by Mr. Johnston and his wife and of which a trust for the benefit of Mr. Johnston’s children is the limited partner.

(6)	Does not include 51,212 shares held by a trust for the benefit of Mr. Kever’s children. Mr. Kever disclaims beneficial ownership of the shares held by the trust.

(7)	This information is as of December 31, 2007, and is based solely on a Schedule 13G/A filed by St. Denis J. Villere & Company on January 15, 2008. St. Denis J. Villere & Company is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and reports sole voting and dispositive power as to 808,973 shares and shared voting and dispositive power as to 4,406,305 shares.

(8)	This information is as of December 31, 2007, and is based solely on a Schedule 13G filed by Barclays Global Investors, N.A. on January 22, 2008. Barclays Global Investors, N.A. is a Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and reports sole voting power as to 1,401,793 shares and sole dispositive power as to 1,517,204 shares.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
     We have adopted a related party transaction policy, administered by our Audit Committee, that requires the Audit Committee (or the chair of the Audit Committee in certain instances with respect to de minimus transactions) to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-approved transactions” not believed to create a material interest with respect to “Related Party.” “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $100,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.
For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
     In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

     In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.
     Our related party transaction policy has been incorporated into our Code of Compliance, which can be viewed at the “Investor Relations” section of our website at www.luminexcorp.com.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the securities laws of the United States, our directors, executive officers and any persons holding more than ten percent of our common stock are required to report their initial ownership of our common stock and any subsequent changes in their ownership to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this Proxy Statement any failure of such persons to file by those dates. Based solely upon the copies of Section 16(a) reports that we have received from such persons for their transactions in 2007 and written representations to the Company that we have received from such persons that no other reports were required, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and ten-percent beneficial owners for 2007, except that each of Messrs. Bradley, Gosch, Jacobson, Marfin, Bridge-Cook and Reiter filed Form 4s late on April 11, 2007 and Russell Bradley filed a Form 4 late on June 26, 2007.
EXPENSES AND SOLICITATION
     We will bear the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of our directors, officers and regular employees, without additional compensation. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded.
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
     It is contemplated that our 2009 annual meeting of stockholders will take place in May 2009. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2009 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by us before the close of business on December 22, 2008. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 30 days nor more than 90 days prior to the first anniversary of the Meeting in the manner specified in the bylaws. For proposals that are not timely filed, we retain discretion to vote proxies that we receive. For proposals that are timely filed, we retain discretion to vote proxies that we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which a proposal was received by us, we suggest that stockholders submit their proposals by certified mail, return receipt requested.
TRANSACTION OF OTHER BUSINESS
     At the date of this Proxy Statement, the only business which the board of directors intends to present or knows that others will present at the Meeting is as set forth above. If any other matter or matters are properly brought before the Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     UPON WRITTEN REQUEST OF ANY STOCKHOLDER TO DAVID REITER, CORPORATE SECRETARY, LUMINEX CORPORATION, 12212 TECHNOLOGY BOULEVARD, AUSTIN, TEXAS 78727, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
Austin, Texas
April 21, 2008

REVOCABLE PROXY
LUMINEX CORPORATION
12212 Technology Blvd., Austin, Texas 78727
     THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMINEX CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2008 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
     The undersigned hereby appoints Harriss T. Currie and David S. Reiter, or either of them, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all the shares of common stock of Luminex Corporation (the “Company”) held of record by the undersigned as of April 11, 2008, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hilton Austin Air port Hotel, 9515 New Airport Drive, Austin, Texas 78719 on Thursday, May 22, 2008, at 10:00 a.m . local time, or at any adjournment or postponement thereof.

     The Board of Directors recommends a vote “FOR” the Board’s Class II Director nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008. Shares of common stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted “FOR” the election of the Board of Directors’ Class II Director nominees to the Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008, and on other matters properly presented at the Annual Meeting or any postponement or adjournment thereof, at the discretion of the proxies. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting in the manner described in the Proxy Statement. This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company.
     The undersigned here by acknowledges receipt of a Notice of Annual Meeting of Stockholders of Luminex Corporation to be held on May 22, 2008, a Proxy Statement for the Annual Meeting and the 2007 Annual Report, prior to the signing of this proxy. All of the proposals set forth on the reverse side hereof are more fully described in the Proxy Statement.

(Continued, and to be dated and signed, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Comments SEE REVERSE SIDE

1.	Proposal to elect the following nominees as Class II directors for a three-year term:

01 Fred C. Goad, Jr. 02 Jim D. Kever 03 Jay B. Johnston

FOR ALL NOMINEES	WITHHOLD
(except if written below)	All
☐	☐
(Instruction: to Withhold authority to vote for an individual nominee. write that nominee’s name in the space provide below.)

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008.	☐	☐	☐

3.
In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the Annual Meeting, or on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof.

(Mark “X” in only one box)

	I plan to attend the meeting.			☐

Signature:	Date:	, 2008

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, each person should sign.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/Imnx		TELEPHONE 1-866-540-5760
OR
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step–by–step instructions will prompt you through enrollment.